Exhibit (a)(1)

Chesapeake Energy Corporation

Offer to Exchange

Shares of Common Stock

for

Each Outstanding Share of

5.00% Cumulative Convertible Preferred Stock (Series 2005)

(CUSIP Nos. 165167867 and 165167859)

We are offering to exchange shares of our common stock for each validly tendered and accepted share of our 5.00% Cumulative Convertible Preferred Stock (Series 2005) upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal. On October 19, 2007, 4,600,000 shares of our 5.00% Cumulative Convertible Preferred Stock (Series 2005) were outstanding. In this offer to exchange, we refer to our 5.00% Cumulative Convertible Preferred Stock (Series 2005) as “Preferred Stock.”

The number of shares of common stock to be exchanged for each share of Preferred Stock (which we refer to as the “Exchange Ratio”) will be fixed after 5:00 p.m. New York City time on Friday, November 16, 2007, the Pricing Date, on the basis of the applicable pricing formula set forth herein, and announced prior to the opening of trading on Monday, November 19, 2007. The Exchange Ratio will be subject to a maximum of 4.3903 shares of common stock and a minimum of 4.0872 shares of common stock per share of Preferred Stock.

The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, November 20, 2007, unless extended or earlier terminated by us. You may withdraw shares of Preferred Stock that you tender at any time before the exchange offer expires. In addition, you may withdraw any tendered shares of Preferred Stock if we have not accepted them for payment within 40 business days from the commencement of the exchange offer on October 23, 2007.

The exchange offer is subject to the conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to extend or terminate the exchange offer if any condition of the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” The Preferred Stock is not listed on any exchange, but the Preferred Stock trades on the NASD’s over the counter bulletin board (the “OTCBB”) under the symbol “CHKDL.” On October 19, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $37.60 per share. On October 12, 2007, the last day a reported transaction in the Preferred Stock occurred on the OTCBB, the last reported sale price of the Preferred Stock on the OTCBB was $154.27 per share. The shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange.

We urge you to carefully read the “Risk Factors” section beginning on page 11 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender any shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. We do not make any recommendation as to whether or not holders of outstanding shares of Preferred Stock should tender their shares of Preferred Stock for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in this exchange offer, or determined if this offer to exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Exchange is October 23, 2007.

You should rely only on the information contained or incorporated by reference in this offer to exchange. Neither we, the information agent nor the exchange agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of shares of our 5.00% Cumulative Convertible Preferred Stock (Series 2005), as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding Chesapeake Energy Corporation, see the section of this Offer to Exchange entitled “Where You Can Find More Information.” Except as otherwise specified, the words “Chesapeake,” the “Company,” “we,” “our,” “ours,” and “us” refer to Chesapeake Energy Corporation and its subsidiaries. In this Offer to Exchange, we refer to the 5.00% Cumulative Convertible Preferred Stock (Series 2005) as “Preferred Stock.”

Why are we making the exchange offer?

We are making the exchange offer to reduce our fixed dividend obligations. The exchange offer allows current holders of shares of Preferred Stock to receive a number of shares of common stock in excess of the shares of common stock that they would receive upon conversion of the Preferred Stock.

How many shares of Preferred Stock are being sought in the exchange offer?

We are offering to exchange all outstanding shares of the Preferred Stock. As of October 19, 2007, 4,600,000 shares of Preferred Stock were outstanding.

What will I receive in the exchange offer if I tender shares of Preferred Stock and they are accepted?

For each share of Preferred Stock that we accept in the exchange offer, you will receive a number of shares of our common stock equal to the Exchange Ratio upon the terms and subject to the conditions set forth in this Offer to Exchange and the related letter of transmittal. The Exchange Ratio will be calculated after 5:00 p.m., New York City time, on Friday, November 16, 2007 (the “Pricing Date”), as the sum of:

•	3.50 shares of common stock; plus

•	a number of shares of common stock equal to $27.60 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 4.0872 shares of common stock and a maximum Exchange Ratio of 4.3903 shares of common stock per share of Preferred Stock. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our common stock, beginning on November 2, 2007 and ending on the Pricing Date. The daily volume-weighted average price shall equal the daily volume-weighted average price for our common stock on the New York Stock Exchange during the period beginning at 9:30:00 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its “Volume at Price” (CHK UN [Equity] VAP [Go]) functions. The Weighted Average Price will be rounded to the nearest whole cent.

Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” The Preferred Stock is not listed on any exchange, but the Preferred Stock trades on the OTCBB under the symbol “CHKDL.” On October 19, 2007, the last reported sale price per share of our common stock on the New York Stock Exchange was $37.60. On October 12, 2007, the last day a reported transaction in the Preferred Stock occurred on the OTCBB, the last reported sale price of the Preferred Stock on the OTCBB was $154.27 per share.

When will I know the Exchange Ratio for the exchange offer?

We will calculate the Exchange Ratio on the Pricing Date and will announce it in a press release issued prior to 9:00 a.m., New York City time, on the next business day, November 19, 2007 (the “Announcement Date”). The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission relating to the exchange offer. In addition, from the commencement of the exchange offer, you will know the minimum and maximum Exchange Ratio. You can also obtain relevant information with respect to the Exchange Ratio on a daily basis during the offer period as well as the final Exchange Ratio, after its determination on the Pricing Date, by calling the information agent at the toll-free number provided on the back cover of this Offer to Exchange. See “The Exchange Offer—Exchange Ratio.”

Will I have an opportunity to tender my Preferred Stock in the exchange offer, or withdraw previously tendered shares of Preferred Stock, after the determination of the Exchange Ratio?

Yes. Since the Exchange Ratio will be calculated and announced by us prior to 9:00 a.m., New York City time, on Monday, November 19, 2007 and the exchange offer will not expire earlier than 12:00 midnight, New York City time, on Tuesday, November 20, 2007, you will have a minimum of two trading days after we announce the Exchange Ratio to tender your shares of Preferred Stock in the exchange offer or to withdraw your previously tendered shares of Preferred Stock. See “The Exchange Offer—Exchange Ratio” and “The Exchange Offer—Withdrawals of Tenders.”

How does the consideration I will receive if I tender my shares of Preferred Stock compare to the payments I will receive on the shares of Preferred Stock if I do not tender?

If you tender shares of Preferred Stock in the exchange offer, you will receive a minimum of 4.0872 and a maximum of 4.3903 shares of common stock for each share of Preferred Stock you tender. The actual number of shares you will receive for each share of Preferred Stock validly tendered and accepted will be equal to (i) 3.50 shares of common stock plus (ii) a number of shares of common stock equal to $27.60 divided by the Weighted Average Price of our common stock, subject to the maximum and minimum described above. You will also be entitled to receive cash dividends on our common stock when, as and if declared by our board of directors on or after the closing date of the exchange offer. In the second quarter of 2007, we increased our quarterly dividend to $0.0675 per share of our common stock. We intend to continue to pay this quarterly dividend; however, the payment of future cash dividends will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, our future business prospects and any contractual restrictions. Our ability to pay dividends is subject to restrictions under certain of the indentures governing our senior notes and under Oklahoma law. See “Risk Factors.”

If you do not participate in the exchange offer, you will continue to hold shares of Preferred Stock, which are convertible at any time by the holder and, under certain circumstances, by us, at a conversion rate that is currently 3.8864 shares of common stock per share of Preferred Stock, subject to adjustment. See “Description of the Preferred Stock—Conversion Rights” and “Description of the Preferred Stock—Mandatory Conversion.” Additionally, you will continue to receive, when, as and if declared by our board of directors, dividend payments of approximately $1.25 for each share of Preferred Stock on January 15, April 15, July 15 and October 15 of each year for as long as such shares remain outstanding.

On or after April 15, 2010, we may cause the Preferred Stock to be automatically converted if the closing price of our common stock equals or exceeds 130% of the conversion price (currently, $33.45), as may be adjusted, for 20 trading days during any consecutive 30 trading day period. In addition, if there are fewer than 250,000 shares of Preferred Stock outstanding, we may, at any time on or after April 15, 2010, at our option, cause the Preferred Stock to be automatically converted. If we exercise this right, dividends on the shares of Preferred Stock called for conversion will cease to accrue.

What other rights will I lose if I tender my shares of Preferred Stock in the exchange offer?

If you validly tender your shares of Preferred Stock and we accept them for exchange, you will lose the rights of a holder of Preferred Stock, which are described below in this Offer to Exchange. For example you would lose the right to receive quarterly dividends when, if and as declared by the board of directors. You would also lose the right to receive, out of assets available for distribution to our stockholders and before any distribution is made to the holders of stock ranking junior to the Preferred Stock (including common stock), a liquidation preference in the amount of $100 per share of Preferred Stock, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of the Company.

May I tender only a portion of the shares of Preferred Stock that I hold?

Yes. You do not have to tender all of your shares of Preferred Stock to participate in the exchange offer.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not tender all of my shares of Preferred Stock in the exchange offer, how will my rights and obligations under my remaining outstanding shares of Preferred Stock be affected?

The terms of your shares of Preferred Stock, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer.

What do we intend to do with the shares of Preferred Stock that are tendered in the exchange offer?

Shares of Preferred Stock accepted for exchange by us in the exchange offer will be retired and cancelled and restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

Are we making a recommendation regarding whether you should tender in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Preferred Stock in the exchange offer. Accordingly, you must make your own determination as to whether to tender your shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

Will the common stock to be issued in the exchange offer be listed for trading?

Yes. The shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange. Generally, the common stock you receive in the exchange offer will be freely tradeable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act of 1933. For more information regarding the market for our common stock, see the section of this Offer to Exchange entitled “Market for Common Stock and Preferred Stock.”

What are the conditions to the exchange offer?

The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” We may waive certain conditions of the exchange offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered shares of Preferred Stock. For more information regarding the conditions to the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

How will fluctuations in the trading price of our common stock affect the consideration offered to holders of shares of Preferred Stock?

We are offering to exchange a number of shares of our common stock for each share of Preferred Stock equal to 3.50 plus a number of shares of common stock with a value equivalent to $27.60 based on the Weighted Average Price. If the market price of our common stock declines, the value of the fixed portion of the shares of common stock you will receive in exchange for your shares of Preferred Stock will decline; however, the number of shares equivalent to the value of $27.60 will increase, and you will therefore receive a greater number of shares in total. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

When does the exchange offer expire?

The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, November 20, 2007 (the “expiration date”), unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this Offer to Exchange or waive a material condition to the exchange offer. During any extension of the exchange offer, shares of Preferred Stock that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our reasonable discretion, to terminate the exchange offer, at any time prior to the expiration date of the exchange offer if any condition to the exchange offer is not met. If the exchange offer is terminated, no shares of Preferred Stock will be accepted for exchange and any shares of Preferred Stock that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

What risks should I consider in deciding whether or not to tender my Preferred Stock?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Preferred Stock and our common stock described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the federal income tax consequences of my participating in the exchange offer?

Please see the section of this Offer to Exchange entitled “Material United States Federal Income Tax Consequences.” We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

How will the exchange offer affect the trading market for the shares of Preferred Stock that are not exchanged?

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock.

Are the financial condition and results of operations of Chesapeake relevant to my decision to tender in the exchange offer?

Yes. The price of both our common stock and the Preferred Stock is closely linked to our financial condition and results of operations. For information about the accounting treatment of the exchange offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Accounting Treatment.”

Will Chesapeake receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender my shares of Preferred Stock?

If you beneficially own shares of Preferred Stock that are held in the name of a broker or other nominee and wish to tender such shares of Preferred Stock, you should promptly instruct your broker or other nominee to tender on your behalf. To tender shares of Preferred Stock, Computershare Trust Company, N.A., the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of Preferred Stock and an agent’s message through the automated tender offer program of The Depository Trust Company, which we refer to in this Offer to Exchange as “DTC,” according to the procedure for book-entry transfer described in this Offer to Exchange. If the procedure for book-entry transfer cannot be completed on a timely basis prior to the expiration date, you may still participate in the exchange offer by having DTC guarantee on or prior to the expiration of the offer that the book-entry transfer will be completed within three trading days after the date of execution of the notice of guaranteed delivery. For more information regarding the procedures for tendering your shares of Preferred Stock, see the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

What happens if some or all of my shares of Preferred Stock are not accepted for exchange?

If we decide for any reason not to accept some or all of your shares of Preferred Stock, the shares of Preferred Stock not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer by book-entry transfer into the exchange agent’s account at DTC. DTC will credit any validly withdrawn or unaccepted shares of Preferred Stock to your account at DTC. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Return of Unaccepted Shares of Preferred Stock.”

Until when may I withdraw previously tendered shares of Preferred Stock?

If not previously returned, you may withdraw previously tendered shares of Preferred Stock at any time until the exchange offer has expired. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from October 23, 2007. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

How do I withdraw previously tendered shares of Preferred Stock?

To withdraw previously tendered shares of Preferred Stock, you must comply with the appropriate procedures of DTC’s automated tender offer program. For more information regarding the procedures for withdrawing tendered shares of Preferred Stock, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

Will I have to pay any fees or commissions if I tender my shares of Preferred Stock?

If your shares of Preferred Stock are held through a broker or other nominee who tenders the Preferred Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your shares of Preferred Stock, please contact Georgeson Inc., the information agent. You can call the information agent toll-free at (888) 605-8334. You may also write to the information agent at the address set forth on the back cover of this Offer to Exchange.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this Offer to Exchange. It likely does not contain all of the information that may be important to you or that you should consider when making a decision regarding the exchange offer. You should carefully read this entire Offer to Exchange, including “Risk Factors,” and the information we have incorporated by reference before making a decision to participate in the exchange offer.

Chesapeake

We believe we are the third largest producer of natural gas in the United States (first among independents), and we own interests in approximately 36,500 producing oil and natural gas wells that are currently producing approximately 1.975 billion cubic feet equivalent, or bcfe, per day, 92% of which is natural gas. Our strategy is focused on discovering, acquiring and developing conventional and unconventional natural gas reserves onshore in the U.S. east of the Rocky Mountains.

Our operations are located in the Mid-Continent region, which includes Oklahoma, Arkansas, southwestern Kansas and the Texas Panhandle; the Fort Worth Basin in north-central Texas; the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio, Pennsylvania and southern New York; the Permian and Delaware Basins of West Texas and eastern New Mexico; the Ark-La-Tex area of East Texas and northern Louisiana; and the South Texas and Texas Gulf Coast regions. We have established a top-three position in nearly every major unconventional play onshore in the U.S. east of the Rockies, including the Fort Worth Barnett Shale, the Arkansas Fayetteville Shale, the Appalachian Basin Devonian Shale, the southeast Oklahoma Woodford Shale, the Delaware Basin Barnett and Woodford Shales, the Illinois Basin New Albany Shale and the Alabama Conasauga, Floyd and Chattanooga Shales.

As of December 31, 2006, we had 9.0 trillion cubic feet equivalent, or tcfe, of proved reserves, of which 93% were natural gas and all of which were onshore. During 2006, we produced an average of 1.585 bcfe per day, a 23% increase over the 1.284 bcfe per day produced in 2005. For 2006, we generated net income available to common shareholders of $1.904 billion, or $4.35 per fully diluted common share, which was a 73% increase over the prior year.

During the first half of 2007, Chesapeake continued to lead the nation in drilling activity with an average utilization of 131 operated rigs and 102 non-operated rigs. Through this drilling activity, we drilled 977 (835 net) operated wells and participated in another 826 (115 net) wells operated by other companies. Our success rate was 99% for operated wells and 97% for non-operated wells. We replaced our 324 bcfe of production (1.788 bcfe per day average) with an internally estimated 1.347 tcfe of new proved reserves for a reserve replacement rate of 416%. Reserve replacement through the drillbit was 1.145 tcfe, or 354% of production (including 510 bcfe of positive performance revisions and 95 bcfe of positive revisions resulting from oil and natural gas price increases between December 31, 2006 and June 30, 2007) and 85% of the total increase. Reserve replacement through the acquisition of proved reserves was 202 bcfe, or 62% of production and 15% of the total increase. As a result, our proved reserves grew by 11% during the first half of 2007, from 9.0 tcfe to 10.0 tcfe. Of our 10.0 tcfe of proved reserves, 62% were proved developed reserves.

During the past ten years, we have been one of the most active consolidators of onshore U.S. natural gas assets, having purchased approximately 6.7 tcfe of proved reserves, at a total cost of approximately $15.8 billion (including $6.2 billion for unproved leasehold acquired through corporate and asset acquisitions). Additionally, we recorded $1.090 billion of deferred taxes established in connection with certain corporate acquisitions.

Excluding the amounts allocated to unproved leasehold and deferred taxes, our acquisition cost per proved thousand cubic feet equivalent, or mcfe, was $1.43 over this time period. Acquisition expenditures in the first half of 2007 totaled $1.472 billion (including $1.075 billion for unproved leasehold acquired through corporate and asset acquisitions). Additionally, we recorded $101 million of deferred taxes established in connection with certain corporate acquisitions. The company has shifted its acquisition focus to smaller tactical acquisitions around its existing assets from the larger strategic acquisitions it has made in the past.

Our executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Recent Developments

On September 4, 2007, we announced our intention to engage in two disposition transactions which are still under negotiation.

In the first transaction, we are seeking to sell a non-operating minority interest in certain producing properties located in Kentucky and West Virginia. The assets we are proposing to sell represent approximately 145.0 bcfe of proved reserves and net daily production of approximately 30.0 mmcfe, or approximately 1.5% of our current proved reserves and production. We are targeting a closing during the fourth quarter of 2007. We also announced our intention to pursue four additional similar transactions during 2008 and 2009 involving assets in other areas.

In the second transaction, we are seeking to sell a non-operating interest in all of our midstream natural gas assets, other than our midstream assets located in the Appalachian Basin. These assets consist primarily of gas gathering systems and processing assets. Work on this transaction began recently and we are unable to project a closing date.

On September 4, 2007, we also announced that we were instituting a temporary reduction in our natural gas production in response to lower natural gas prices at the time. Natural gas prices have since recovered and we ended curtailment by October 1, 2007. In addition, we announced our intention to reduce our operated drilling rig count from then current levels of 155 to 160 rigs to 140 to 145 rigs by the end of 2007.

Pending Offer to Exchange

On October 23, 2007, we commenced an offer to exchange shares of our common stock for all of the outstanding shares of our 6.25% Mandatory Convertible Preferred Stock which is scheduled to expire on November 20, 2007. The number of shares of common stock issuable in exchange for each share of preferred stock will depend on the market value of our common stock prior to the expiration of the exchange offer, subject to a maximum of 8.5542 shares of common stock per share of preferred stock and a minimum of 7.7698 shares of common stock per share of preferred stock. The maximum number of shares of common stock issuable in that exchange offer is 19,674,660, assuming all shares of our 6.25% Mandatory Convertible Preferred Stock are tendered for exchange.

The Exchange Offer

The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this Offer to Exchange entitled “The Exchange Offer,” “Description of Capital Stock,” “Description of the Preferred Stock” and “Comparison of Rights Between the Preferred Stock and Our Common Stock.”

Offeror	Chesapeake Energy Corporation.

Securities Subject to the Exchange Offer	Up to an aggregate of 4,600,000 shares of Preferred Stock, representing all of the outstanding shares of Preferred Stock.

The Exchange Offer

We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for each validly tendered and accepted share of Preferred Stock upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letter of transmittal.

Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares.

Any shares of Preferred Stock not exchanged will remain outstanding. The shares of Preferred Stock validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Exchange Ratio	The Exchange Ratio will be calculated after 5:00 p.m., New York City time, on Friday, November 16, 2007 (“Pricing Date”), as the sum of:

•	3.50, plus

•	a number of shares of common stock equal to $27.60 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 4.0872 shares of common stock and a maximum Exchange Ratio of 4.3903 shares of common stock. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our common stock, beginning on November 2, 2007 and ending on the Pricing Date.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, November 20, 2007, unless extended or earlier terminated by us.

Certain Consequences to Non-Tendering Holders

Shares of Preferred Stock not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer. If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock. In addition, if there are fewer than 250,000 shares of Preferred Stock outstanding, we may, at any time on or after April 15, 2010, at our option, cause the Preferred Stock to be automatically converted.

Conditions to the Exchange Offer	The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

No Appraisal Rights	No appraisal rights are available to holders of Preferred Stock in connection with the exchange offer.

Procedures For Tendering Shares of Preferred Stock

To tender shares of Preferred Stock, Computershare Trust Company, N.A., the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of Preferred Stock and an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this Offer to Exchange. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this Offer to Exchange as though you had signed the letter of transmittal.

If you wish to tender shares of Preferred Stock that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

We describe the procedures for tendering shares of Preferred Stock in more detail in the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

Withdrawal Rights

You may withdraw previously tendered shares of Preferred Stock at any time before the expiration date of the exchange offer. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for purchase after the expiration of 40 business days from October 23, 2007. See the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

Risk Factors

You should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the exchange offer.

Material United States Federal Income Tax Consequences For Preferred Stock Holders

We intend to treat the exchange of your shares of Preferred Stock for shares of our common stock pursuant to the exchange offer as a recapitalization. For a detailed discussion, please see the section titled “Material United States Federal Income Tax Consequences.”

Brokerage Commissions	If your shares of Preferred Stock are held through a broker or other nominee who tenders shares of Preferred Stock on your behalf, your broker may charge you a commission for doing so.

Information Agent	Georgeson Inc.

Exchange Agent	Computershare Trust Company, N.A.

Market-Trading

Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” The Preferred Stock is not listed on any exchange, but it is our understanding that the Preferred Stock trades on the OTCBB under the symbol “CHKDL.” On October 19, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $37.60 per share. On October 12, 2007, the last day a reported transaction in the Preferred Stock occurred on the OTCBB, the last reported sale price of the Preferred Stock on the OTCBB was $154.27 per share. The shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange.

Further Information

If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your shares of Preferred Stock, please contact the information agent. If you would like additional copies of this Offer to Exchange, our annual, quarterly, and current reports, proxy statement and other information that we incorporate by reference in this Offer to Exchange, please contact either the information agent or Investor Relations at Chesapeake. The contact information is set forth on the back cover of this Offer to Exchange.

RISK FACTORS

In considering whether to participate in the exchange offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this Offer to Exchange.

Risks Related to the Exchange Offer

The value of the common stock that you receive may fluctuate.

We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for each share of Preferred Stock. The price of our common stock may fluctuate widely in the future. If the market price of our common stock declines, the value of the shares you will receive in exchange for your shares of Preferred Stock will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. Please see “—Risks Related to Our Business.”

All of our debt obligations and our preferred stock, including any shares of Preferred Stock that remain outstanding after the exchange offer, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Chesapeake, our common stock would rank below all debt claims against Chesapeake and all of our outstanding shares of preferred stock, including the shares of Preferred Stock that are not tendered and accepted by us in this exchange offer. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

By tendering your shares of Preferred Stock, you will lose your right to receive certain cash payments.

Holders of shares of our Preferred Stock are entitled to cumulative quarterly dividends, which are paid when, if and as declared by our board of directors. If your shares of Preferred Stock are validly tendered and accepted for exchange, you will lose the right to receive any dividend payments to be made on such shares after completion of the exchange offer.

Our certificate of incorporation, our bylaws, the Oklahoma General Corporation Act and our shareholder rights agreement contain provisions that could discourage an acquisition or change of control of our company.

Our shareholder rights agreement and the Oklahoma statute governing business combinations with interested shareholders, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices. Please read “Description of Capital Stock—Anti-Takeover Provisions.”

Risks Related to Holding Shares of Preferred Stock After the Exchange Offer

Shares of Preferred Stock that you continue to hold after the exchange offer are expected to become less liquid following the exchange offer.

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of shares of Preferred Stock that do not tender to sell their shares of Preferred Stock. In addition, if there are fewer than 250,000 shares of Preferred Stock outstanding, we may, at any time on or after April 15, 2010, at our option, cause the Preferred Stock to be automatically converted.

If you do not participate in the exchange offer, your shares of Preferred Stock will continue to be subject to our right to cause the conversion of the Preferred Stock into shares of common stock upon satisfaction of certain conditions.

On or after April 15, 2010, if the closing price of our common stock equals or exceeds 130% of the conversion price (currently, $33.45) for 20 trading days during any consecutive 30 day period, we may at our option cause each outstanding share of Preferred Stock to be converted into shares of common stock at the then prevailing conversion price. The conversion price is subject to adjustment upon the occurrence of certain change of control transactions and other events. In addition, if there are fewer than 250,000 shares of Preferred Stock outstanding, we may, at any time on or after April 15, 2010, at our option, cause the Preferred Stock to be automatically converted.

We may not be able to pay cash dividends on our capital stock.

Certain of our existing indentures limit, and any indentures and other financing agreements that we enter into in the future may limit, our ability to pay cash dividends on our capital stock. Specifically, under certain of our existing indentures, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our preferred and common stock, only if certain financial tests are met.

Under Oklahoma law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on our capital stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the preferred stock and common stock (if declared), we may not have sufficient cash to pay dividends on our preferred stock or common stock, as the case may be.

The trading prices for the shares of Preferred Stock that remain outstanding after the exchange offer will continue to be directly affected by the trading prices of our common stock.

Because the Preferred Stock is convertible into shares of our common stock, the trading prices of the Preferred Stock in the secondary market is directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by the factors described in the section of this Offer to Exchange entitled “—Risks Related to the Exchange Offer—The value of the common stock that you receive may fluctuate” and “—Risks Related to Our Business.”

Risks Related to Our Business

Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow from banks is subject to periodic redeterminations based on prices specified by our bank group at the time of redetermination. In addition, we may have ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and natural gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity and capacity of natural gas pipelines and other transportation facilities;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and natural gas prices do not necessarily move in tandem. Because approximately 93% of our reserves at December 31, 2006 were natural gas reserves, we are more affected by movements in natural gas prices.

Our level of indebtedness may limit our financial flexibility.

As of June 30, 2007, we had long term indebtedness of approximately $9.4 billion, with $1.1 billion of outstanding borrowings drawn under our revolving bank credit facility. Our long-term indebtedness represented 45% of our total book capitalization at June 30, 2007. As of October 19, 2007, we had total long term indebtedness of $11.2 billion, including approximately $2.4 billion outstanding under our revolving bank credit facility.

Our level of indebtedness and preferred stock affects our operations in several ways, including the following:

•	a portion of our cash flows from operating activities must be used to service our indebtedness and pay dividends on our preferred stock and is not available for other purposes;

•	we may be at a competitive disadvantage as compared to similar companies that have less debt;

•

the covenants contained in the agreements governing our outstanding indebtedness and future indebtedness may limit our ability to borrow additional funds, pay dividends and make certain investments and may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•

changes in the credit ratings of our debt may negatively affect the cost, terms, conditions and availability of future financing, and lower ratings will increase the interest rate and fees we pay on our revolving bank credit facility; and

•	we may be more vulnerable to general adverse economic and industry conditions.

We may incur additional debt, including significant secured indebtedness, or issue additional series of preferred stock in order to make future acquisitions or to develop our properties. We are currently negotiating to increase the amount we may borrow under our revolving bank credit facility to $3.0 billion. A higher level of indebtedness and/or additional preferred stock increases the risk that we may default on our obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

In addition, our bank borrowing base is subject to periodic redetermination. A lowering of our borrowing base could require us to repay indebtedness in excess of the borrowing base, or we might need to further secure the lenders with additional collateral.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial and other resources than we do.

We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. We face intense competition from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Significant capital expenditures are required to replace our reserves.

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our revolving bank credit facility and debt and equity issuances. We believe our cash flow from operations will not be sufficient to fund our 2007 capital expenditure budget. Additionally, future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas, and our success in developing and producing new reserves. If revenues were to decrease as a result of lower oil and natural gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves.

Our ability to access the capital market may be affected by a number of factors, including volatility in those markets and our debt ratings. Currently, debt ratings for our senior notes are Ba2 by Moody’s Investor Service (stable outlook), BB by Standard & Poor’s Ratings Services (positive outlook) and BB by Fitch Ratings (negative outlook). Fitch Ratings recently affirmed our rating but revised our rating outlook from “stable” to “negative.” Our debt ratings are subject to revision or withdrawal at any time, and, thus, the other rating agencies could take similar actions.

We may need to reduce our planned capital expenditures if our cash flow from operations is not sufficient to meet these expenditures and we are not be able to access additional bank debt, debt or equity or other methods of financing on an economic basis to meet these requirements.

If we are not able to replace reserves, we may not be able to sustain production.

Our future success depends largely upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves and production will decline over time. In addition, approximately 38% of our total estimated proved reserves (by volume) at December 31, 2006 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Our reserve estimates reflect that our production rate on producing properties will decline approximately 25% from 2007 to 2008. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves.

The actual quantities and present value of our proved reserves may prove to be lower than we have estimated.

This Offer to Exchange and the information incorporated by reference in this Offer to Exchange contain estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

At December 31, 2006, approximately 38% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates include the assumption that we will make significant capital expenditures to develop the reserves, including approximately $2.7 billion in 2007. You should be aware that the estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.

You should not assume that the present values referred to in this Offer to Exchange and the information incorporated by reference herein represent the current market value of our estimated oil and natural gas reserves, In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The December 31, 2006 present value is based on weighted average oil and natural gas wellhead prices of $56.25 per barrel of oil and $5.41 per mcf of natural gas. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate.

Any changes in consumption by oil and natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.

The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our growth during the past few years is due in large part to acquisitions of exploration and production companies, producing properties and undeveloped leasehold. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. As a result of these factors, the purchase price we pay to acquire oil and natural gas properties may exceed the value we realize.

We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. When we make entity acquisitions, we may have transferee liability that is not fully indemnified. Our acquisition of Columbia Natural Resources, LLC (“CNR”) in November 2005 was made subject to claims which are covered in part by the indemnification of a prior owner, NiSource Inc. NiSource and Chesapeake are co-defendants in a class action lawsuit brought by royalty owners in West Virginia in which the jury returned a verdict in January 2007 awarding plaintiffs $404 million, consisting of $134 million in compensatory damages and $270 million in punitive damages. On June 28, 2007, the court sustained the jury verdict for punitive damages. Although Chesapeake believes its share of damages that might ultimately be awarded in this case will not have a material adverse effect on its results of operations, financial condition or liquidity as a result of the NiSource indemnity and post-trial remedies that may be available, Chesapeake is a defendant in other cases involving acquired companies where it may have no, or only limited, indemnification rights. In any such actions we could incur significant liability.

As new owners, we may not effectively consolidate and integrate acquired operations, particularly when we make significant acquisitions outside our historical operating areas.

Significant acquisitions present operational and administrative challenges that may prove more difficult than anticipated. The failure to consolidate functions and integrate procedures, personnel and operations in an effective and timely manner may adversely affect our business and results of operations, at least temporarily. Significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. To the extent that we acquire properties substantially different from the properties in our primary operating areas or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions.

Exploration and development drilling may not result in commercially productive reserves.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.

Future price declines may result in a write-down of our asset carrying values.

We utilize the full-cost method of accounting for costs related to our oil and natural gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. The full-cost ceiling is evaluated at the end of each quarter using the prices for oil and natural gas at that date, adjusted for the impact of derivatives accounted for as cash flow hedges. A significant decline in oil and natural gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future writedown of capitalized costs and a non-cash charge against future earnings.

Our ceiling test calculation as of December 31, 2006 indicated an impairment of our oil and natural gas properties of approximately $500 million, net of income tax. However, natural gas prices subsequent to December 31, 2006 improved sufficiently to eliminate this calculated impairment. As a result, we were not required to record a write-down of our oil and natural gas properties under the full-cost method of accounting. At June 30, 2007, our ceiling test calculation indicated no impairment of our oil and natural gas properties. The natural gas prices we use to calculate our ceiling test had declined as of September 30, 2007. We have not completed our calculation of our full-cost ceiling as of September 30, 2007; however, we do not anticipate having an impairment of our oil and natural gas properties as of that date. If we had an impairment as of September 30, 2007, we believe that current natural gas prices have improved sufficiently since that date to eliminate such impairment. We can, however, offer no assurance at this time that our oil and natural gas properties were not impaired as of September 30, 2007, or that such subsequent recovery in prices will be sustained until we file our Quarterly Report on Form 10-Q for the third quarter. A decline in natural gas prices or the occurrence of other factors beyond our control could result in an impairment in future periods.

Our hedging activities may reduce the realized prices received for our oil and natural gas sales, impact our earnings and require us to provide collateral for hedging liabilities.

In order to manage our exposure to price volatility in marketing our oil and natural gas, we enter into oil and natural gas price risk management arrangements for a portion of our expected production. Commodity price hedging may limit the prices we actually realize and therefore reduce oil and natural gas revenues in the future.

Our hedging activities will impact our earnings in various ways, including recognition of certain mark-to-market gains and losses on derivative instruments. The fair value of our oil and gas derivative instruments can fluctuate significantly between periods. For example, the fair value of our oil and natural gas derivative instruments outstanding as of June 30, 2007 was a liability of $23 million as compared to an asset of $345 million as of December 31, 2006. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our contracts fail to perform under the contracts.

All but three of our commodity price risk management counterparties require us to provide assurances of performance in the event that the counterparties’ mark-to-market exposure to us exceeds certain levels. Most of these arrangements allow us to minimize the potential liquidity impact of significant mark-to-market fluctuations by making collateral allocations from our revolving bank credit facility or directly pledging oil and natural gas properties, rather than posting cash or letters of credit with the counterparties. Future collateral requirements are uncertain, however, and will depend on the arrangements with our counterparties and highly volatile natural gas and oil prices.

Lower oil and natural gas prices could negatively impact our ability to borrow.

Our revolving bank credit facility limits our borrowings to the lesser of the borrowing base and the total commitments. Currently, both are $2.5 billion; although, we are currently negotiating to increase the amount we may borrow under our revolving bank credit facility to $3.0 billion. The borrowing base is determined periodically at the discretion of the banks and is based in part on oil and natural gas prices. Additionally, some of our indentures contain covenants limiting our ability to incur indebtedness in addition to that incurred under our revolving bank credit facility. These indentures limit our ability to incur additional indebtedness unless we meet one of two alternative tests. The first alternative is based on our adjusted consolidated net tangible assets (as defined in all of our indentures), which is determined using discounted future net revenues from proved oil and natural gas reserves as of the end of each year. The second alternative is based on the ratio of our adjusted consolidated EBITDA (as defined in the relevant indentures) to our adjusted consolidated interest expense over a trailing twelve-month period. As of the date of this Offer to Exchange, we are permitted to incur significant additional indebtedness under the second incurrence test. Lower oil and natural gas prices in the future could reduce our adjusted consolidated EBITDA, as well as our adjusted consolidated net tangible assets, and thus could reduce our ability to incur additional indebtedness.

Oil and natural gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Oil and natural gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failures. fires, formations with abnormal pressures. uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and administrative, civil and criminal penalties; and

•	injunctions resulting in limitation or suspension of operations.

There is inherent risk of incurring significant environmental costs and liabilities in our exploration and production operations due to our generation, handling, and disposal of materials, including wastes and petroleum hydrocarbons. We may incur joint and several, strict liability under applicable U.S. federal and state environmental laws in connection with releases of petroleum hydrocarbons and other hazardous materials on, under or from our leased or owned properties, some of which have been used for oil and natural gas exploration and production activities for a number of years, often by third parties not under our control. While we may maintain insurance against some, but not all, of the risks described above, our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

In addition, recent studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to warming of the Earth’s atmosphere. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, at least nine states in the Northeast and five states in the West have declined to wait on Congress to develop and implement climate control legislation and have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Also, as a result of the U. S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the U.S. Environmental Protection Agency or “EPA” must reconsider whether it is required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. The Court’s holding in Massachusetts that greenhouse gases fall under the federal Clean Air Act’s definition of “air pollutant” may also result in future regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. Passage of climate control legislation or other regulatory initiatives by Congress or various states of the U.S. or the adoption of regulations by the EPA or analogous state agencies that restrict emissions of greenhouse gases including methane or carbon dioxide in areas in which we conduct business could have an adverse affect on our operations and demand for our products.

A portion of our oil and natural gas production may be subject to interruptions that could temporarily adversely affect our cash flow.

A portion of our regional oil and natural gas production may be interrupted, or shut in, from time to time for numerous reasons, including the results of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or intentionally as a result of market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We will pay all fees and expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any shares of Preferred Stock.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2007:

•	on a historical basis;

•

on a pro forma basis to reflect the issuance of an additional $500 million in principal amount of our 2.500% Contingent Convertible Senior Notes due 2037 and the application of approximately $479.1 million in net proceeds therefrom to repay borrowings under our revolving bank credit facility;

•

on a pro forma basis as adjusted to reflect the consummation of this exchange offer assuming the acceptance of all outstanding shares of Preferred Stock and assuming an Exchange Ratio of 4.2340 shares of common stock for each share of Preferred Stock tendered and accepted (which corresponds to an assumed Weighted Average Price of $37.60); and

•

on a pro forma basis as further adjusted to reflect the consummation of our pending offer to exchange shares of our common stock for all outstanding shares of our 6.25% Mandatory Convertible Preferred Stock assuming the acceptance of all outstanding shares of such preferred stock and assuming an exchange ratio of 8.1497 shares of common stock for each share of such preferred stock.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007, which are both incorporated by reference herein.

	As of June 30, 2007
	Historical	Pro Forma	Pro Forma As Adjusted	Pro Forma As Further Adjusted
	(in millions)
Cash and cash equivalents	$4	$4	$2	$1

Long-term debt:
Revolving bank credit facility(1)	$1,098	$619	$619	$619
7.500% Senior Notes due 2013	364	364	364	364
7.625% Senior Notes due 2013	500	500	500	500
7.000% Senior Notes due 2014	300	300	300	300
7.500% Senior Notes due 2014	300	300	300	300
7.750% Senior Notes due 2015	300	300	300	300
6.375% Senior Notes due 2015	600	600	600	600
6.625% Senior Notes due 2016	600	600	600	600
6.875% Senior Notes due 2016	670	670	670	670
6.500% Senior Notes due 2017	1,100	1,100	1,100	1,100
6.250% Euro-denominated Senior Notes due 2017(2)	811	811	811	811
6.250% Senior Notes due 2018	600	600	600	600
6.875% Senior Notes due 2020	500	500	500	500
2.750% Contingent Convertible Senior Notes due 2035	690	690	690	690
2.500% Contingent Convertible Senior Notes due 2037	1,150	1,650	1,650	1,650
Interest rate derivatives	(69)	(69)	(69)	(69)
Discount on Senior Notes	(97)	(109)	(109)	(109)

Total long-term debt	$9,417	$9,426	$9,426	$9,426

	As of June 30, 2007
	Historical	Pro Forma	Pro Forma As Adjusted	Pro Forma As Further Adjusted
	(in millions)
Stockholders’ equity:
Preferred stock, $0.01 par value, 20,000,000 authorized
5.00% Cumulative Convertible Preferred Stock (Series 2005), 4,600,000 shares issued and outstanding (4,600,000 shares pro forma and no shares pro forma as adjusted and pro forma as further adjusted), entitled in liquidation to $460 million ($460 million pro forma and $0 pro forma as adjusted and pro forma as further adjusted)	460	460	—	—
6.25% Mandatory Convertible Preferred Stock, 2,300,000 shares issued and outstanding (2,300,000 shares pro forma and pro forma as adjusted and no shares pro forma as further adjusted), entitled in liquidation to $575 million ($575 million pro forma and pro forma as adjusted and $0 pro forma as further adjusted)	575	575	575	—
4.125% Cumulative Convertible Preferred Stock, 3,062 shares issued and outstanding, entitled in liquidation to $3 million	3	3	3	3
4.50% Cumulative Convertible Preferred Stock, 3,450,000 shares issued and outstanding, entitled in liquidation to $345 million	345	345	345	345
5.00% Cumulative Convertible Preferred Stock (Series 2005B), 5,750,000 shares issued and outstanding, entitled in liquidation to $575 million	575	575	575	575
Common Stock, $.01 par value, 750,000,000 shares authorized, 471,791,692 shares (471,791,692 shares pro forma, 491,268,288 shares pro forma as adjusted and 510,012,676 shares pro forma as further adjusted) issued and outstanding	5	5	5	5
Paid-in capital	5,929	5,929	6,387	6,961
Retained earnings	3,576	3,576	3,576	3,576
Accumulated other comprehensive income (loss), net of tax of ($103 million)	170	170	170	170
Less: treasury stock, at cost; 704,258 common shares	(12)	(12)	(12)	(12)

Total stockholders’ equity	$11,626	$11,626	$11,624	$11,623

Total capitalization	$21,043	$21,052	$21,050	$21,049

(1)	As of October 19, 2007, we had total long term indebtedness of $11.2 billion, including approximately $2.4 billion outstanding under our revolving bank credit facility.
(2)	The principal amount shown is based on the dollar/euro exchange rate of $1.3520 to €1.00 as of June 30, 2007.

MARKET FOR COMMON STOCK AND PREFERRED STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” The Preferred Stock is not listed on any exchange, but it is our understanding that the Preferred Stock trades on the OTCBB under the symbol “CHKDL”. The following table sets forth the high and low sales price of our common stock on the New York Stock Exchange, the high and low bid quotations for our Preferred Stock on the OTCBB and dividends declared per share on our common stock and the Preferred Stock during the periods shown:

	Common Stock			Preferred Stock
	High	Low	Dividends	High	Low	Dividends
Year Ending December 31, 2007:
First Quarter	$31.83	$27.27	$0.0600	$174.75	$125.30	$1.25
Second Quarter	37.75	30.88	0.0675	155.20	139.66	1.25
Third Quarter	37.55	31.38	0.0675	151.98	137.43	1.25
Fourth Quarter (through October 19, 2007)	38.48	34.90	0.0675	148.96	154.27	1.25

Year Ending December 31, 2006:
First Quarter	35.57	27.75	0.0500	149.80	131.92	1.25
Second Quarter	33.79	26.81	0.0600	144.21	127.96	1.25
Third Quarter	33.76	28.06	0.0600	144.89	128.50	1.25
Fourth Quarter	34.27	27.90	0.0600	145.94	127.84	1.25

Year Ending December 31, 2005:
First Quarter	23.65	15.06	0.0450	—	—	—
Second Quarter	24.00	17.74	0.0500	—	—	—
Third Quarter	38.98	22.90	0.0500	165.50	143.34	1.25
Fourth Quarter	40.20	26.59	0.0500	166.70	128.75	1.25

On October 19, 2007 the closing sale price of our common stock, as reported by the New York Stock Exchange, was $37.60 per share. On October 12, 2007, the last day a reported transaction in the Preferred Stock occurred on the OTCBB, the last reported sale price of the Preferred Stock on the OTCBB was $154.27 per share. On that date, there were approximately 1,600 holders of record, and we believe we have approximately 275,000 beneficial owners, of our common stock. DTC is the holder of record of the Preferred Stock. The average monthly trading volume for the Preferred Stock was approximately 586,000 shares for the six months ended June 30, 2007. We believe that trading in the Preferred Stock has been limited, and it is possible that unreported private transactions in the Preferred Stock may occur. Accordingly, we encourage you to obtain current market quotations for the Preferred Stock before deciding whether to participate in the offer.

Future dividends will be payable on our common stock only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors.

SUMMARY CONSOLIDATED FINANCIAL DATA

Historical Financial Data

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2006, 2005 and 2004 and six months ended June 30, 2007 and 2006. This data was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and from our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007, each of which is incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

	Years Ended December 31,			Six Months Ended June 30,
	2006	2005	2004	2007	2006
	($ in millions, except per share data)
Statement of Operations Data:
Revenues:
Oil and natural gas sales	$5,619	$3,273	$1,936	$2,672	$2,697
Marketing sales	1,577	1,392	773	945	772
Service operations revenue	130	—	—	67	60

Total revenues	7,326	4,665	2,709	3,684	3,529

Operating costs:
Production expenses	490	317	205	295	240
Production taxes	176	208	104	95	89
General and administrative expenses	139	64	37	107	63
Oil and natural gas marketing expenses	1,522	1,358	755	911	747
Service operations expense	68	—	—	44	30
Oil and natural gas depreciation, depletion and amortization	1,359	894	582	835	633
Depreciation and amortization of other assets	104	51	29	76	47
Provision for legal settlements	—	—	5	—	—
Employee retirement expense	55	—	—	—	55

Total operating costs	3,913	2,892	1,717	2,363	1,904

Income from operations	3,413	1,773	992	1,321	1,625

Other income (expense):
Interest and other income	26	10	5	10	15
Interest expense	(301)	(220)	(167)	(162)	(146)
Gain on sale of investments	117	—	—	83	117
Loss on repurchases or exchanges of Chesapeake senior notes	—	(70)	(25)	—	—

Total other income (expense)	(158)	(280)	(187)	(69)	(14)

Income before income taxes	3,255	1,493	805	1,252 (1)	1,611 (2)
Income tax expense:
Current	5	—	—	11	—
Deferred	1,247	545	290	465	627

Total income tax expense	1,252	545	290	476	627

	Years Ended December 31,						Six Months Ended June 30,
	2006		2005		2004		2007		2006
	($ in millions, except per share data)
Net income	2,003		948		515		776		984
Preferred stock dividends	(89)		(42)		(40)		(52)		(37)
Loss on conversion/exchange of preferred stock	(10)		(26)		(36)		—		(11)

Net income available to common shareholders	$1,904		$880		$439		$724		$936

Earnings per common share—basic	$4.78		$2.73		$1.73		$1.60		$2.50
Earnings per common share—assuming dilution	$4.35		$2.51		$1.53		$1.51		$2.27
Cash dividends declared per common share	$0.23		$0.195		$0.17		$0.1275		$0.11

Cash Flow Data:
Cash provided by operating activities	$4,843		$2,407		$1,432		$2,122		$2,045
Cash used in investing activities	8,942		6,921		3,381		4,003		3,784
Cash provided by financing activities	4,042		4,568		1,915		1,882		2,045

Other Financial Data:
Ratio of earnings to fixed charges(3)	7.3	x	5.6	x	4.8	x	4.8	x	7.9	x
Ratio of earnings to fixed charges and preference dividends(3)	5.6	x	4.6	x	3.7	x	3.7	x	6.2	x

Balance Sheet Data:
Total assets	$24,417		$16,118		$8,245		$27,696		$20,061
Long-term debt, net of current maturities	7,376		5,490		3,075		9,417		6,330
Stockholders’ equity	11,251		6,174		3,163		11,626		8,990
Book value per common share(4)	20.32		12.42		8.57		20.52		16.96

(1)	Includes an unrealized mark-to-market pre-tax loss of $152 million resulting from our oil and natural gas and interest rate hedging programs.
(2)	Includes an unrealized mark-to-market pre-tax gain of $212 million from our oil and natural gas and interest rate hedging programs.
(3)	For purposes of determining the ratios of earnings to fixed charges and earnings to fixed charges and preference dividends, earnings are defined as net income before income taxes, cumulative effect of accounting changes, pretax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives), and amortization of debt expenses and discount or premium relating to any indebtedness. Preference dividends consist of preferred stock dividends “grossed up” to reflect the pre-tax amount.
(4)	Calculated as stockholders’ equity attributable to our common shareholders divided by the number of shares of common stock issued and outstanding (less treasury shares) as of the date indicated.

Pro Forma Financial Data

The following summary unaudited pro forma consolidated financial data for the year ended December 31, 2006 and the six months ended June 30, 2007 is being presented to show the effect on our statement of operations data, other financial data and balance sheet data of the following:

•

the acceptance of all outstanding shares of Preferred Stock at an Exchange Ratio of 4.2340 shares of common stock for each share of Preferred Stock tendered and accepted (which corresponds to a Weighted Average Price of $37.60); and

•

the acceptance of all outstanding shares of our 6.25% Mandatory Convertible Preferred Stock relating to our pending offer to exchange such preferred stock and an exchange ratio of 8.1497 shares of common stock for each share of such preferred stock.

The income statement data give effect to the exchange of shares as of January 1, 2006. The balance sheet data give effect to the exchange of shares as of the balance sheet date.

	Year Ended December 31, 2006			Six Months Ended June 30, 2007
	Historical		Pro Forma	Historical		Pro Forma
	($ in millions, except per share data)
Statement of Operations Data:
Net income	$2,003		$2,003	$776		$776
Preferred stock dividends	(89)		(48)	(52)		(23)
Loss on conversion/exchange of preferred stock	(10)		(155)	—		—
Net income available to common shareholders	1,904		1,800	724		753
Earnings per common share—basic	4.78		4.05	1.60		1.52
Earnings per common share—assuming dilution	4.35		3.94	1.51		1.50

Other Financial Data:
Ratio of earnings to fixed charges(3)	7.3	x	7.3	4.8	x	4.8
Ratio of earnings to fixed charges and preference dividends(3)	5.6	x	6.3	3.7	x	4.2

	Six Months Ended June 30, 2007
	Historical	Pro Forma
	($ in millions, except per share data)
Balance Sheet Data:
Total assets	$27,696	$27,693
Long-term debt, net of current maturities	9,417	9,417
Stockholders’ equity	11,626	11,623
Book value per common share(4)	20.52	21.01

Footnotes refer to those included in the Historical Financial Data table above. Additionally, data regarding the effect of the above transactions and other transactions occurring since the balance sheet date on our capitalization are set forth above under “Capitalization.”

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

We are making the exchange offer to reduce our fixed dividend obligations. The exchange offer allows current holders of shares of Preferred Stock to receive a premium in shares of common stock to the dividend payments they will receive if they continue to own Preferred Stock through April 15, 2010, in addition to the shares of common stock that they would receive upon conversion of the Preferred Stock.

Terms of the Exchange Offer

We are offering to exchange shares of our common stock for each validly tendered and accepted share of Preferred Stock upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letter of transmittal.

The number of shares of common stock to be exchanged for each share of Preferred Stock (the “Exchange Ratio”) will be fixed after 5:00 p.m., New York City time on Friday, November 16, 2007 (the “Pricing Date”), on the basis of the pricing formula set forth herein, and announced prior to the opening of trading on Monday, November 19, 2007 (the “Announcement Date”). The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission relating to the exchange offer. The Exchange Ratio will be subject to a maximum of 4.3903 shares of common stock and a minimum of 4.0872 shares of common stock per share of Preferred Stock.

Any shares of Preferred Stock tendered but not accepted and any untendered shares of Preferred Stock shall remain outstanding upon completion of the exchange offer. Shares of Preferred Stock accepted in the exchange offer will be retired and cancelled.

By tendering your shares of Preferred Stock, you will lose your right to receive quarterly dividend payments in respect of the Preferred Stock, when, if and as declared by our board of directors, after the completion of the exchange offer.

Exchange Ratio

The Exchange Ratio will be calculated on the Pricing Date, as the sum of:

•	3.50 shares of common stock; plus

•

a number of shares of common stock equal to $27.60 divided by the Weighted Average Price, subject to a minimum Exchange Ratio of 4.0872 shares of common stock and a maximum Exchange Ratio of 4.3903 shares of common stock per share of Preferred Stock.

The minimum Exchange Ratio corresponds to a Weighted Average Price of $47.00 and the maximum Exchange Ratio corresponds to a Weighted Average Price of $31.00. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our common stock, beginning on November 2, 2007 and ending on the Pricing Date. The daily volume-weighted average price shall equal the daily volume-weighted average price for our common stock on the New York Stock Exchange during the period beginning at 9:30:00 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its “Volume at Price” (CHK UN [Equity] VAP [Go]) functions. The Weighted Average Price will be rounded to the nearest whole cent.

Security holders may obtain information on the daily volume-weighted average prices and closing prices with respect to our common stock throughout the exchange offer by calling the information agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, the information agent will provide callers with a representative purchase price with respect to the exchange offer, calculated as if such period ended on the preceding business day.

For purposes of illustration, the table below indicates the Exchange Ratio (and fixed and variable components thereof) that would be calculated on the basis of the formula described above with respect to each share of Preferred Stock and assuming a range of Weighted Average Prices as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual Exchange Ratio will be subject to the minimum and maximum values described above.

Assumed Weighted Average Price	Variable Component of Exchange Ratio	Fixed Component of Exchange Ratio	Total Exchange Ratio
47.00	0.5872	3.50	4.0872
45.00	0.6133	3.50	4.1133
43.00	0.6419	3.50	4.1419
41.00	0.6732	3.50	4.1732
39.00	0.7077	3.50	4.2077
37.00	0.7459	3.50	4.2459
35.00	0.7886	3.50	4.2886
33.00	0.8364	3.50	4.3364
31.00	0.8903	3.50	4.3903

Expiration Date

The term “expiration date” means 12:00 midnight, New York City time, on Tuesday, November 20, 2007. However, if we extend the period of time for which the exchange offer remains open, the term “expiration date of this exchange offer” means the latest time and date to which the exchange offer is so extended.

Fractional Shares

We will not issue any fractional shares of common stock in the exchange offer. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), holders participating in the exchange offer will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of this Offer to Exchange to the contrary, we will not be required to accept for exchange shares of Preferred Stock tendered pursuant to the exchange offer and may terminate or extend the exchange offer if any condition to the exchange offer is not satisfied. We may also, subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Preferred Stock validly tendered and not withdrawn prior to the expiration date of the exchange offer, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our reasonable discretion:

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs or to the U.S. oil and natural gas markets;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all shares of Preferred Stock previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for exchange by us.

We also expressly reserve the right, at any time or from time to time, subject to and in accordance with applicable law, to:

•	delay the acceptance for exchange of shares of Preferred Stock; or

•

waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the exchange agent.

Other than an extension of the exchange offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered shares of Preferred Stock.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of shares of Preferred Stock sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Any waiver, amendment or modification will apply to all shares of Preferred Stock tendered, regardless of when or in what order such shares of Preferred Stock were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

We expressly reserve the right, in our reasonable discretion, to terminate the exchange offer if any of the conditions set forth above in the first paragraph under “—Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your shares of Preferred Stock in connection with the exchange offer, and any shares of Preferred Stock you have tendered that we have not accepted for exchange will be returned promptly to you.

Procedures for Tendering Shares of Preferred Stock

If you beneficially own shares of Preferred Stock that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those shares of Preferred Stock, you should contact the registered holder promptly and instruct it to tender your shares of Preferred Stock on your behalf.

To participate in the exchange offer, a holder must comply with the automated tender offer program procedures of DTC described below.

In addition, the exchange agent must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of Preferred Stock into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent’s message.

To be validly tendered, the exchange agent must receive any required documents at its address indicated on the cover page of the letter of transmittal prior to the expiration date of the exchange offer.

The tender by a holder that is not withdrawn prior to the expiration date of the exchange offer will, subject to the tendering holder’s right to withdraw such tender if the tendered shares of Preferred Stock are not accepted for payment after the expiration of 40 business days from October 23, 2007, constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this Offer to Exchange and in the letter of transmittal.

All of the shares of Preferred Stock were issued in book-entry form, and all of the outstanding shares of Preferred Stock are represented by global certificates held for the account of DTC. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program, or ATOP, to tender. Participants in the program may transmit their acceptance of the exchange offer electronically by causing DTC to transfer the shares of Preferred Stock to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in ATOP that it is tendering shares of Preferred Stock that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

By using the ATOP procedures to exchange outstanding shares of Preferred Stock, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

If a shareholder desires to tender shares of Preferred Stock in the exchange offer and the procedures for book-entry transfer cannot be completed on a timely basis before the expiration date, the shareholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through DTC;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by the Company attached as Annex B hereto, is received by the exchange agent, as provided below, before the expiration date; and

•	a book-entry confirmation together with an agent’s message are received by the exchange agent within three trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be transmitted by facsimile transmission, mail or a message transmitted through electronic means in accordance with the usual procedures of DTC and the exchange agent; provided, however, that if the notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice to the exchange agent and must include a guarantee by DTC in the form set forth in such notice of guaranteed delivery made available by the Company.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of Preferred Stock. We reserve the absolute right to reject any and all shares of Preferred Stock not validly tendered or any shares of Preferred Stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of

Preferred Stock must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of shares of Preferred Stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of Preferred Stock received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, promptly after the expiration date of the exchange offer.

Withdrawals of Tenders

You may validly withdraw shares of Preferred Stock that you tender at any time prior to the expiration date of the exchange offer, which is 12:00 midnight, New York City time, on November 20, 2007, unless we extend it. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days from October 23, 2007. For a withdrawal of shares of Preferred Stock to be effective, you must comply with the appropriate procedures of DTC’s ATOP system prior to the expiration date or, if not previously accepted by us, after the 40th business day from October 23, 2007. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including the name and number of the account at DTC to be credited, and otherwise comply with the procedures of DTC.

If we extend the exchange offer, are delayed in our acceptance of the shares of Preferred Stock for exchange or are unable to accept shares of Preferred Stock pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may retain tendered shares of Preferred Stock and such shares of Preferred Stock may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Securities Exchange Act of 1934 that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any shares of Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the shares of Preferred Stock so withdrawn are validly re-tendered. Any shares of Preferred Stock that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn shares of Preferred Stock may be re-tendered by following the procedures described above under “—Procedures for Tendering Shares of Preferred Stock” at any time prior to the expiration date of the exchange offer.

Acceptance; Exchange of Shares of Preferred Stock

We will issue the shares of common stock to be issued in the exchange offer upon the terms of the exchange offer and applicable law in exchange for shares of Preferred Stock validly tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered shares of Preferred Stock, or defectively tendered shares of Preferred Stock with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the exchange agent.

In all cases, issuance of shares of common stock for shares of Preferred Stock accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•

timely confirmation of a book-entry transfer of the shares of Preferred Stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering Shares of Preferred Stock” above;

•	a properly transmitted agent’s message through ATOP; and

•	any other documents required by the letter of transmittal.

Return of Unaccepted Shares of Preferred Stock

If we do not accept any shares of Preferred Stock tendered for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such shares of Preferred Stock to the account maintained at DTC from which the tendered shares of Preferred Stock were delivered.

Exchange Agent

Computershare Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this Offer to Exchange.

Information Agent

Georgeson Inc. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this Offer to Exchange or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth on the back cover of this Offer to Exchange.

Financial Advisor

We have retained UBS Securities LLC as our exclusive financial advisor in connection with the exchange offer. We are paying UBS customary fees for its services and have agreed to indemnify UBS Securities LLC for certain liabilities. UBS Securities LLC’s compensation is in no way contingent on the results or the success of the exchange offer. UBS Securities LLC has not been retained to, and will not, solicit acceptances of the exchange offer or make any recommendation with respect thereto.

The financial advisor and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The financial advisor has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The financial advisor may from time to time hold shares of Preferred Stock and shares of our common stock in their proprietary accounts, and, to the extent it owns shares of Preferred Stock in these accounts at the time of its exchange offer, the financial advisor may tender such shares of Preferred Stock. During the course of the exchange offer, the financial advisor may trade shares of our common or preferred stock, including the Preferred Stock, for its own account or for the accounts of its customers. As a result, the financial advisor may hold a long or short position in our common or preferred stock, including the Preferred Stock.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Preferred Stock. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The exchange agent will mail solicitation materials on our behalf.

In connection with the exchange offer, our directors and officers and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our board of directors and our officers will not be specifically compensated for these services.

We are making the exchange offer to all holders of outstanding shares of Preferred Stock. We are not aware of any jurisdiction in which holders of the Preferred Stock are located in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of shares of Preferred Stock be accepted from or on behalf of, the holders of shares of Preferred Stock residing in any such jurisdiction.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their shares of Preferred Stock for exchange will not be obligated to pay any transfer taxes. If, however:

•	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of Preferred Stock; or

•	the shares of Preferred Stock are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the exchange offer.

Accounting Treatment

As consideration for the exchange of the shares of Preferred Stock, we will issue shares of our common stock. We will record as a decrease to stockholders’ equity the fair value of the fees and expenses incurred by us in connection with the exchange offer, which we estimate will be approximately $1.8 million. The excess of the fair value of our common shares exchanged over the fair value of common shares issuable pursuant to the original conversion terms, which we estimate to be approximately $61 million, will be subtracted from net earnings to arrive at net earnings available to common shareholders in the calculation of earnings per share.

Subsequent Repurchases of Shares of Preferred Stock

Whether or not the exchange offer is consummated, we or our affiliates may from time to time, subject to applicable law, acquire shares of Preferred Stock, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the Exchange Ratio to be paid pursuant to the exchange offer and could be for cash or other consideration.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND OUR COMMON STOCK

The following describes the material differences between the rights of holders of the shares of Preferred Stock and holders of shares of our common stock. While we believe that the description covers the material differences between the shares of Preferred Stock and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange and the other documents we refer to for a more complete understanding of the differences between being a holder of shares of Preferred Stock and a holder of shares of our common stock.

Governing Document

As a holder of Preferred Stock, your rights are currently set forth in, and you may enforce your rights under, the Oklahoma General Corporation Act and our certificate of incorporation, including the certificate of designation with respect to the Preferred Stock. After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Oklahoma General Corporation Act and our certificate of incorporation and bylaws.

Dividends

Holders of Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative quarterly dividends, as described in the section of this Offer to Exchange entitled “Description of the Preferred Stock—Dividends.” Holders of shares of our common stock are entitled to receive ratable dividends as declared by our board of directors from time to time at its sole discretion, out of funds legally available for such purpose.

Liquidation Preference

In the event of our winding-up or dissolution, each holder of Preferred Stock is entitled to receive and be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock, including our common stock, a liquidation preference in the amount of $100 per share of Preferred Stock, plus accumulated and unpaid dividends. In addition, the Preferred Stock ranks senior to the common stock with respect to the payment of any dividends. Dividend payments to holders of common stock, if declared by our board of directors, will not be made until all required dividend payments are made to the holders of our outstanding preferred stock, including the Preferred Stock.

Ranking

In the event of our liquidation, dissolution or winding up, our common stock would rank below all outstanding preferred stock, including the Preferred Stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Conversion Rights

Each share of Preferred Stock is convertible at any time, at the option of the holder thereof, into approximately 3.8864 shares of common stock (the initial conversion ratio of 3.8811, as adjusted for payments of quarterly cash dividends on shares of our common stock in excess of the dividend threshold amount as more fully described under “Description of the Preferred Stock—Conversion Price Adjustment”), subject to further adjustment.

Mandatory Conversion

On or after April 15, 2010, we may at our option, cause the Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then prevailing conversion price. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of our common stock exceeds 130% of the then prevailing conversion price of the Preferred Stock (currently, $33.45). In addition, if there are fewer than 250,000 shares of Preferred Stock outstanding, we may, at any time on or after April 15, 2010, at our option, cause the Preferred Stock to be automatically converted.

Listing

The Preferred Stock was first issued on April 19, 2005 and is not listed for trading on any exchange; however, the Preferred Stock trades on the OTCBB under the symbol “CHKDL.” Our common stock is listed and traded on the New York Stock Exchange under the symbol CHK.

Voting Rights

Except as provided by Oklahoma law and our certificate of incorporation, holders of Preferred Stock have no voting rights unless the dividends payable on the Preferred Stock are in arrears for six or more quarterly periods. In that event, holders of the Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock is required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our certificate of incorporation that would affect adversely the rights of holders of the Preferred Stock. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, other than matters solely affecting any series of preference securities.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share, of which 750,000 shares are designated as Series A Junior Participating Preferred Stock, 3,062 shares are designated as 4.125% Cumulative Convertible Preferred Stock, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock, 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B) and 2,300,000 shares are designated as 6.25% Mandatory Convertible Preferred Stock. As of October 19, 2007, there were 473,823,099 shares of common stock outstanding and 133,695,550 shares of common stock reserved for issuance under our convertible securities and equity incentive plans.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

As of the date of this Offer to Exchange, we have 3,146,938 shares of authorized but unissued preferred stock which are undesignated. Currently, 3,062 shares are designated as 4.125% Cumulative Convertible Preferred Stock, all of which are outstanding, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), all of which are outstanding, 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock, all of which are outstanding, 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B), all of which are outstanding, and 2,300,000 shares are designated as 6.25% Mandatory Convertible Preferred Stock, all of which are outstanding. Our board of directors has also authorized the issuance of up to 750,000 shares of Series A Junior Participating Preferred Stock in connection with our shareholder rights plan, which was adopted in July 1998. None of these shares are currently outstanding. The Series A Preferred Stock is described below under “—Share Rights Plan.”

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Classified Board of Directors. Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors.

Oklahoma Business Combination Statute. Section 1090.3 of the Oklahoma General Corporation Act prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless:

•

prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•

on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•

any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the Oklahoma General Corporation Act.

For purposes of Section 1090.3, the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 1090.3 defines an “interested shareholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

Stock Purchase Provisions. Our certificate of incorporation includes a provision which requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any of our capital stock from the interested shareholder at a price in excess of fair market value, unless the purchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

Share Rights Plan

The Rights. On July 7, 1998, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. The distribution was paid on July 27, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Preferred Stock at a price of $25.00, subject to adjustment.

The following is a summary of these rights. The full description and terms of the rights are set forth in a rights agreement with Computershare Trust Company, N.A., as rights agent. Copies of the rights agreement and the certificate of designation for the Series A Preferred Stock are available free of charge. This summary description of the rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the rights agreement and the certificate of designation for the Series A Preferred Stock.

Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from our common stock and the distribution date will occur upon the earlier of:

•	ten days following the date of public announcement that a person or group of persons has become an acquiring person; or

•

ten business days (or a later date set by the board of directors prior to the time a person becomes an acquiring person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an acquiring person.

The earlier of these dates is called the distribution date.

The term “acquiring person” means any person who or which, together with all of its affiliates and associates, is the beneficial owner of 15% or more of our outstanding common stock, but does not include:

•	us or any of our subsidiaries or employee benefit plans;

•

Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a “McClendon shareholder”); or

•

any person that is not a McClendon shareholder, but who or which is the beneficial owner of common stock beneficially owned by a McClendon shareholder (a “second tier shareholder”), but only if the shares of common stock otherwise beneficially owned by a second tier shareholder (“second tier holder shares”) do not exceed the sum of (A) the holder’s second tier holder shares held on March 3, 2006 and (B) 1% of the shares of our common stock then outstanding (collectively, “exempt persons”).

The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after July 27, 1998, upon transfer or new issuance of common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for common stock, outstanding as of July 27, 1998, even without a notation or a copy of a summary of the rights being attached, will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire on July 27, 2008.

The purchase price payable, and the number of one one-thousandths of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•

upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock; or

•

upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in the common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

In the event that following the date of public announcement that a person has become an acquiring person, we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right (the “flip-over right”).

In the event that a person, other than an exempt person, becomes an acquiring person, proper provision will be made so that each holder of a right, other than the acquiring person and its affiliates and associates, will thereafter have the right to receive upon exercise that number of shares of common stock, or, if applicable, cash, other equity securities or property of us, having a market value equal to two times the purchase price of the rights (the “flip-in right”). Any rights that are or were at any time owned by an acquiring person will then become void.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. Upon exercise of the rights, no fractional shares of Series A Preferred Stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock. Cash will be paid in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-hundredth of a share of Series A Preferred Stock.

At any time prior to the earlier to occur of (1) 5:00 p.m., Oklahoma City, Oklahoma time on the tenth day after the stock acquisition date or (2) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right; provided, that (a) if the board of directors authorizes redemption on or after the time a person becomes an acquiring person, then the authorization must be by board approval and (b) the period for redemption may, upon board approval, be extended by amending the rights agreement. Board approval means the approval of a majority of our directors. Immediately upon any redemption of the rights described in this paragraph, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Our board of directors may amend the terms of the rights without the consent of the holders of the rights at any time and from time to time provided that any amendment does not adversely affect the interests of the holders of the rights. In addition, during any time that the rights are subject to redemption, the terms of the rights may be amended by the approval of a majority of the directors, including an amendment that adversely affects the interests of the holders of the rights, without the consent of the holders of rights.

Until a right is exercised, a holder will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to us or our shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A Preferred Stock, or other consideration.

The Series A Preferred Stock. Each one-thousandth of a share of the Series A Preferred Stock (a “preferred share fraction”) that may be acquired upon exercise of the rights will be nonredeemable and junior to any other shares of preferred stock that we may issue.

Each preferred share fraction will have a minimum preferential quarterly dividend rate of $0.01 per preferred share fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the common stock.

In the event of liquidation, the holder of a preferred share fraction will receive a preferred liquidation payment equal to the greater of $0.01 per preferred share fraction or the per share amount paid in respect of a share of common stock.

Each preferred share fraction will have one vote, voting together with the common stock. The holders of preferred share fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears for six fiscal quarters.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share fraction will be entitled to receive the per share amount paid in respect of each share of common stock.

The rights of holders of the Series A Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the economic value of one preferred share fraction that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Shareholder Action

Except as otherwise provided by law or in our certificate of incorporation or bylaws, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders. Our bylaws provide that all questions submitted to shareholders will be decided by a plurality of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability and stock purchases by us, and providing for staggered terms of directors and indemnity for directors. The same vote is also required for shareholders to amend, repeal or adopt any provision of our bylaws.

Under Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. If shareholder action is taken by written consent, the rules and regulations of the SEC require us to send each shareholder entitled to vote on the matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock, our 4.125% Cumulative Convertible Preferred Stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2005), our 4.50% Cumulative Convertible Preferred Stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2005B) and our 6.25% Mandatory Convertible Preferred Stock.

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designation for our 5.00% Cumulative Convertible Preferred Stock (Series 2005) (the “Preferred Stock”). A copy of the certificate of designation and the form of Preferred Stock share certificate are available upon request from Chesapeake at the address set forth under “Where You Can Find More Information.” The following summary of the terms of Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation. As used in this section, the terms “Chesapeake,” the “Company,” “us,” “we” or “our” refer to Chesapeake Energy Corporation and not any of its subsidiaries.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have 3,146,938 shares of authorized preferred stock which are undesignated. Currently, 3,062 shares are designated as 4.125% Cumulative Convertible Preferred Stock, all of which are currently outstanding, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), all of which are currently outstanding, 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock, all of which are currently outstanding, 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B), all of which are currently outstanding, and 2,300,000 shares are designated as 6.25% Mandatory Convertible Preferred Stock, all of which are currently outstanding. Our board of directors has also authorized the issuance of up to 750,000 shares of Series A Junior Participating Preferred Stock in connection with our shareholder rights plan. None of these shares are currently outstanding. See “Description of Capital Stock.”

The Preferred Stock is, and any common stock issued upon the conversion of the Preferred Stock will be, fully paid and nonassessable. The holders of the Preferred Stock have no preemptive or preferential right to purchase or subscribe for stock, obligations, warrants or other securities of the Company of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Preferred Stock and common stock is Computershare Trust Company, N.A.

The Preferred Stock is subject to mandatory conversion, as described below in “—Mandatory Conversion,” but is not redeemable by us.

Ranking

The Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to all classes of our common stock and to the Series A Junior Participating Preferred Stock and each other class of capital stock or series of preferred stock established after the original issue date of the Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we collectively refer to as “Junior Stock”);

•

on a parity with our existing 4.125% Cumulative Convertible Preferred Stock, our existing 4.50% Cumulative Convertible Preferred Stock, our existing 5.00% Cumulative Convertible Preferred Stock (Series 2005B), and our existing 6.25% Mandatory Convertible Preferred Stock and with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we collectively refer to as “Parity Stock”); and

•

junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we collectively refer to as “Senior Stock”).

While any shares of Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock. Without the consent of any holder of Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any shares of, any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 5.00% per share on the liquidation preference thereof of $100 per share of Preferred Stock (equivalent to $5.00 per annum per share). Dividends on the Preferred Stock are payable quarterly on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid, whether or not in any dividend period or periods there shall have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding January 1, April 1, July 1 and October 1 (each, a “Record Date”). Accumulations of dividends on shares of Preferred Stock do not bear interest. Dividends payable on the Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend may be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.

No dividend on the Preferred Stock may be paid in cash at any time that the Adjusted Consolidated EBITDA Coverage Ratio (as defined as of April 19, 2005 in the indenture among us, the Subsidiary Guarantors (as defined therein) and The Bank of New York Trust Company, N.A. dated as of December 8, 2004) is less than 2.25 to 1.00. As of June 30, 2007, our Adjusted Consolidated EBITDA Coverage Ratio was 6.5021 to 1.00. In addition, our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Preferred Stock, is limited by the terms of certain other of our outstanding indebtedness and may be limited by the terms of any indebtedness we incur in the future. Our ability to declare and pay dividends may also be limited by applicable Oklahoma law.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment, upon any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of common stock sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity

Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the Preferred Stock:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and our common stock.

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the Market Value (as defined below under “—Conversion Price Adjustment”) as determined on the second Trading Day immediately prior to the Record Date for such dividend.

We will make each dividend payment on the Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 10 Trading Days prior to the Record Date for such dividend.

No fractional shares of common stock will be delivered to the holders of the Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock. Any portion of any such payment that is declared and not paid through the delivery of shares of common stock will be paid in cash.

Notwithstanding the above, we may not pay any portion of a dividend on the Preferred Stock by delivery of common stock unless (i) the common stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $100 per share of the Preferred Stock (the “Liquidation Preference”), plus accumulated and unpaid dividends thereon to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference of the Preferred Stock and all Parity Stock are not paid in full, the holders of the Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full Liquidation Preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designation does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Preferred Stock have no voting rights except as set forth below or as otherwise required by Oklahoma law.

If dividends on the Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable (including our preferred stock listed in the second bullet point above under “—Ranking”), will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock is required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our certificate of incorporation that would affect adversely the rights of holders of the Preferred Stock. The certificate of designation provides that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Preferred Stock, and will not be deemed to affect adversely the rights of the holders of the Preferred Stock.

In all cases in which the holders of Preferred Stock shall be entitled to vote, each share of Preferred Stock shall be entitled to one vote.

Conversion Rights

Each share of Preferred Stock is convertible at any time at the option of the holder thereof into approximately 3.8864 shares of common stock (the initial conversion ratio of 3.8811, as adjusted for payments of quarterly cash dividends on shares of our common stock in excess of the dividend threshold amount as more fully described under “—Conversion Price Adjustment”), subject to further adjustment as described below (and we refer to such price or adjusted price as the “Conversion Price”).

With respect to any shares of Preferred Stock that are “restricted securities” on the date of conversion, the shares of common stock distributed upon conversion will be treated as “restricted securities,” will bear a legend to such effect and will not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of DTC. With respect to shares of Preferred Stock that are no longer “restricted securities” on a conversion date, either as a result of a resale of the Preferred Stock pursuant to an effective registration statement or otherwise, all shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act (other than by our affiliates), and such shares will be eligible for receipt in global form through the facilities of DTC.

The holders of shares of Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount or number of shares of common stock equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Preferred Stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Mandatory Conversion

At any time on or after April 15, 2010, we may at our option cause the Preferred Stock to be automatically converted into that number of shares of common stock for each share of Preferred Stock equal to $100.00 (the liquidation preference per share of Preferred Stock) divided by the then prevailing Conversion Price. We may exercise this right only if the Closing Sale Price of our common stock equals or exceeds 130% of the then prevailing Conversion Price (currently, $33.45) for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded.

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service prior to the opening of business on the first Trading Day following any date on which the conditions described in the preceding paragraphs are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Preferred Stock. The conversion date will be a date selected by us (which we will refer to as the “Mandatory Conversion Date”) and will be no more than ten days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the Mandatory Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of Preferred Stock;

•	the number of shares of Preferred Stock to be converted; and

•	that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion and all rights of holders of such Preferred Stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof and cash in lieu of fractional shares of common stock. The dividend payment with respect to the Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid.

In addition to the mandatory conversion provision described above, if there are fewer than 250,000 shares of Preferred Stock outstanding, we may, at any time on or after April 15, 2010, at our option, cause the Preferred Stock to be automatically converted into that number of shares of common stock equal to $100 (the liquidation preference per share of Preferred Stock) divided by the lesser of the then prevailing Conversion Price and the Market Value (as defined below under “—Conversion Price Adjustment”) as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion; provided, however, that (i) the Mandatory Conversion Date will not be less than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion will not state the number of shares of common stock to be issued upon conversion of each share of Preferred Stock.

Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion, whether voluntary or mandatory, or in respect of the payment or partial payment of dividends on Preferred Stock in common stock. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the last reported sale price of the common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) at the close of business on the Trading Day next preceding the date of conversion.

Conversion Price Adjustment

The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designation) in certain events, including:

•	any payment of a dividend (or other distribution) payable in shares of common stock on any class of our capital stock other than the Preferred Stock;

•

any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of common stock or securities convertible into or exchangeable for shares of common stock at less than the Market Value (as defined below) for the period ending on the date of issuance; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock into common stock and provided further, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

•	any subdivision, combination or reclassification of the common stock;

•

any dividend or distribution to all holders of shares of common stock (other than a dividend or distribution referred to in the second bullet point above) made pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding dividends payable upon the Preferred Stock;

•

any distribution by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarterly period does not exceed $0.055 (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment; provided, however, that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Price pursuant to this clause, in which event the Conversion Price will be adjusted by multiplying:

(1) the Conversion Price by

(2) a fraction, the numerator of which will be the Market Value of a share of our common stock minus the amount per share of such dividend increase (as determined below) or distribution and the denominator of which will be the Market Value of a share of our common stock.

If an adjustment is required to be made under this clause as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the dividend increase). If an adjustment is otherwise required to be made under this clause, the adjustment would be based upon the full amount of the distribution. Notwithstanding the foregoing, in no event will the Conversion Price be less than $19.7929, subject to adjustment in accordance with the first, second, third, fourth, sixth and seventh bullet points under this caption “—Conversion Price Adjustment”;

•

the completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of common stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in the preceding bullet point to all holders of shares of common stock within the then-preceding 12-months in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer; or

•

a distribution to all holders of common stock consisting of evidences of indebtedness, shares of capital stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Price, no later than April 15 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

In accordance with the fifth bullet point above, the Conversion Price has been previously adjusted and currently equals approximately $25.7308, resulting in a current conversion ratio of approximately 3.8864 shares of our common stock for each share of Preferred Stock.

The term “Market Value” means the average Closing Sale Price of the common stock for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) ending immediately prior to the date of determination.

If we distribute rights or warrants (other than those referred to in the second bullet point of the third preceding paragraph) pro rata to holders of shares of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (which we refer to as the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•

if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to as the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

•

if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Price is not subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

Following any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of Preferred Stock then outstanding will, upon conversion of such Preferred Stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event. This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to receive the make-whole premium in connection with a conversion.

Payment Upon Conversion Upon a Fundamental Change

We must give notice of each Fundamental Change (as defined below) to all record holders on a date (the “Fundamental Change Notice Date”) that is within 10 Trading Days after the effective date of the Fundamental Change (the “Effective Date”). If a holder converts Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Effective Date and ending at the close of business on the 30th Trading Day immediately following the Effective Date, the holder will receive:

•

common stock and cash in lieu of fractional shares, as described under “—Conversion Rights” (subject to adjustment as described above under “—Conversion Price Adjustment”) and “—Fractional Shares”; and

•	the make-whole premium, if any, described under “—Determination of Make-Whole Premium.”

Except as provided below, upon a Fundamental Change, holders of Preferred Stock shall, if the Market Value at such time is less than the applicable Conversion Price, also have a one-time option to convert all of their outstanding shares of Preferred Stock into shares of common stock at an adjusted Conversion Price equal to the greater of (1) the Market Value as of the Effective Date and (2) $13.21. This option shall be exercisable during a period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date. In lieu of issuing the shares of common stock issuable upon conversion in the event of a Fundamental Change, we may, at our option, make a cash payment equal to the Market Value for each share of such common stock otherwise issuable upon conversion or determined for the period ending on the Effective Date.

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than to Permitted Holders;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•

the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting stock; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of our voting stock than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors (for the purposes of this definition, such other person or group shall be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person or group is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

•

during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3 % of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on a national securities exchange or quoted on Nasdaq or another over-the-counter market in the United States.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if (i) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Preferred Stock become convertible solely into such common stock.

For purposes of the definition of “Fundamental Change,” the term “Permitted Holders” means Aubrey K. McClendon and Tom L. Ward and their respective Affiliates (as defined in Rule 405 of the Securities Act).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Determination of the Make-Whole Premium

If a Fundamental Change occurs we will pay a make-whole premium upon certain conversions of the Preferred Stock as described above under “—Payment Upon Conversion Upon a Fundamental Change.” The make-whole premium will be:

•

equal to a percentage of the liquidation preference of the Preferred Stock converted determined by reference to the table below, based on the Effective Date and the price (the “Stock Price”) paid, or deemed to be paid, per share of our common stock in the transaction constituting the Fundamental Change, subject to adjustment as described below; and

•	in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of Preferred Stock upon conversion.

We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the Fundamental Change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters’ rights). We will pay cash in lieu of fractional interests in any security or other property delivered in connection with such Fundamental Change. The make-whole premium will be payable on the 35th Trading Day following the Effective Date for Convertible Preferred Stock converted in connection with a Fundamental Change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such Fundamental Change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative value, determined as described below, of the different forms of consideration paid to our common shareholders in connection with the Fundamental Change.

The Stock Price paid, or deemed paid, per share of our common stock in the transaction constituting the Fundamental Change will be calculated as follows:

(1) In the case of a Fundamental Change in which all or substantially all of the shares of our common stock have been, as of the Effective Date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

(a) securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq or any similar system of automated dissemination of quotations of securities prices, will be valued at the average of the closing prices of such securities for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice Date,

(b) other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks, and

(c) 100% of any cash.

(2) In all other cases, the value of our common stock will equal the average of the closing prices of our common stock for the five consecutive Trading Days beginning on the second Trading Day after the Fundamental Change Notice Date.

The value of our common stock or other consideration for purposes of determining the number of shares of common stock or other consideration to be issued in respect of the make-whole premium will be calculated in the same manner, except that to the extent such value is calculated pursuant to clause (1)(a), (1)(b) or (2), such value shall be multiplied by 97%.

The following table, which has been adjusted pursuant to the fifth bullet point under “—Conversion Price Adjustment” to give effect to our payment of quarterly cash dividends on shares of our common stock in excess of the dividend threshold amount, sets forth the Stock Price paid, or deemed paid, per share of our common stock in a transaction that constitutes the Fundamental Change, the Effective Date and the make-whole premium (expressed as a percentage of liquidation preference) to be paid upon a conversion in connection with a Fundamental Change:

	Value as % of Liquidation Preference Effective Date
Stock Price(1)	April 15, 2007	April 15, 2008	April 15, 2009	April 15, 2010	Thereafter
$19.793	0.0	0.0	0.0	0.0	0.0
$19.973	0.0	0.0	0.0	0.0	0.0
$21.970	4.0	3.2	2.8	2.8	2.8
$23.967	9.4	8.2	7.4	7.2	7.2
$25.964	14.2	12.6	11.3	10.8	10.8
$27.962	12.5	10.6	8.6	7.6	7.6
$29.959	11.1	8.9	6.4	4.3	4.3
$34.952	8.6	6.2	3.3	0.1	0.1
$39.945	7.1	4.8	2.1	0.0	0.0
$44.939	6.0	4.0	1.7	0.0	0.0
$49.932	5.1	3.4	1.4	0.0	0.0
$54.925	4.3	2.9	1.2	0.0	0.0
$59.918	3.6	2.4	1.0	0.0	0.0
$64.911	2.9	2.0	0.8	0.0	0.0
$69.904	2.3	1.5	0.6	0.0	0.0
$74.898	1.7	1.1	0.4	0.0	0.0

(1)	The Stock Prices set forth in the table will be further adjusted as of any date on which the conversion price of the Convertible Preferred Stock is adjusted. The adjusted Stock Prices will equal the stock prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the conversion price immediately prior to the adjustment to the conversion price and the denominator of which is the conversion price as so adjusted.

The exact Stock Price and Effective Date may not be set forth on the table, in which case:

•

if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

•

if the Stock Price is in excess of $74.898 per share (the initial maximum of $75.00 per share, as adjusted for payments of quarterly cash dividends on shares of our common stock in excess of the dividend threshold amount as more fully described under “—Conversion Price Adjustment”), subject to further adjustment, the payment corresponding to row $74.985 will be paid; and

•

if the Stock Price is less than or equal to $19.793 per share (the initial minimum of $19.82 per share, as adjusted for payments of quarterly cash dividends on shares of our common stock in excess of the dividend threshold amount as more fully described under “—Conversion Price Adjustment”), subject to further adjustment, no make-whole premium will be paid.

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Consolidation, Merger and Sale of Assets

The certificate of designation provides that we may, without the consent of the holders of any of the outstanding Preferred Stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Preferred Stock had immediately prior to such transaction; and (c) certain other conditions are met.

Under any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Preferred Stock. This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to receive the make-whole premium in connection with a conversion.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to holders of Preferred Stock that participate in the exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to participate in the exchange, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold the Preferred Stock through an entity treated as a partnership for U.S. federal income tax purposes or as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used in this section, a “U.S. holder” is a beneficial owner of Preferred Stock or common stock that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•

a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. federal income tax; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A non-U.S. holder is any holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

U.S. Holders Participating in the Exchange

Participation in the Exchange Offer. The exchange of Preferred Stock for common stock pursuant to the exchange offer constitutes a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, except as described below with respect to fractional shares, no gain or loss will be recognized on the exchange. Your initial tax basis in common stock received in the exchange will be equal to your basis in the Preferred Stock surrendered in the exchange, and your holding period for such common stock will include the period during which you held such Preferred Stock.

A holder of Preferred Stock who receives cash in lieu of a fractional share of common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis allocable to such fractional share.

Ownership of Common Stock Received in the Exchange Offer. Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on common stock received as part of the exchange offer will constitute a dividend and will be includible in income by holders when received. Under current law, such dividends paid to a U.S. holder that is an individual should generally qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2010. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your common stock and thereafter, as capital gain.

Upon a disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such common stock for more than one year on the date of such disposition. Long-term capital gains of a U.S. holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting. Unless you are an exempt recipient, such as a corporation, the exchange of Preferred Stock for common stock pursuant to the exchange offer and the receipt of dividends on our common stock received as part of the exchange will be subject to information reporting and may be subject to U.S. federal backup withholding tax at a current rate of 28% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements.

Non-U.S. Holders Participating in the Exchange

The following discussion applies to you if you are a non-U.S. holder of Preferred Stock that participates in the exchange offer. Special rules may apply to you and the tax consequences of participating in the exchange offer may be materially different than those described below if you own, or have owned during the previous five years, more than five percent of the Preferred Stock, or our common stock or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular U.S. federal, state and local and other tax consequences applicable to you of participating in the exchange offer.

Participation in the Exchange Offer. As a non-U.S. holder you generally will not be subject to U.S. federal income tax on the exchange of Preferred Stock for common stock pursuant to the exchange offer.

Dividends. A non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any dividends paid on our common stock. To claim the benefit of a lower rate under an income tax treaty, you must properly file with us or our paying agent an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates, but will not be subject to withholding tax if you provide us or our paying agent an Internal Revenue Service Form W-8ECI, or successor form. If you are a foreign corporation, any effectively connected dividends may be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an applicable tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock. As a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of common stock unless:

•

the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable tax treaty);

•

you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•

we have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the five-year period ending on the date of the disposition. We believe that we currently are a USRPHC. However, gain on the sale or other disposition of common stock by you generally will not be subject to U.S. federal income tax provided you do not actually or constructively own more than 5% of the common stock at any time during the five-year period preceding the disposition.

Federal Estate Tax. If you are an individual, common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax. We must report annually to the Internal Revenue Service and to each holder the amount of dividends paid to such holder and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other applicable agreements.

You generally will be subject to backup withholding tax with respect to dividends paid on our common stock or Preferred Stock unless you certify your status as a non-U.S. holder. The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker also is subject to both backup withholding and information reporting unless you certify your non-U.S. status or you otherwise establish an exemption. You generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

We incorporate by reference in this Offer to Exchange the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007; and

•

our Current Reports on Form 8-K filed on January 16, 2007, January 19, 2007, January 23, 2007, February 2, 2007, March 16, 2007, April 17, 2007, May 2, 2007 (items 5.03 and 9.01), May 10, 2007, May 15, 2007, May 24, 2007, June 12, 2007, June 13, 2007 (two reports on same date), July 11, 2007, July 17, 2007, August 14, 2007, September 7, 2007, October 5, 2007, October 9, 2007 and October 19, 2007, in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K.

The information incorporated by reference is an important part of this Offer to Exchange.

You may read and copy any document we file with the SEC at the SEC public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

You may obtain a copy of any or all of the documents summarized in this Offer to Exchange or incorporated by reference in this Offer to Exchange, without charge, by request directed to us at the following address and telephone number:

Jennifer M. Grigsby

Corporate Secretary

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Telephone: (405) 879-9225

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the exchange offer that occurs following the date of this Offer to Exchange.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange includes “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and natural gas reserve estimates, planned capital expenditures, the drilling of oil and natural gas wells and future acquisitions, the impact of recently completed or pending acquisitions as described in this Offer to Exchange, expected oil and natural gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses. Statements concerning the fair values of derivative contents and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	the volatility of oil and natural gas prices;

•	our level of indebtedness;

•	the strength and financial resources of our competitors;

•	the availability of capital on an economic basis to fund reserve replacement costs;

•	our ability to replace reserves and sustain production;

•	uncertainties inherent in estimating quantities of oil and gas reserves, projecting future rates of production and the timing of development expenditures;

•	uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities;

•	inabilities to effectively integrate and operate acquired companies and properties;

•	unsuccessful exploration and development drilling;

•	declines in the values of our oil and natural gas properties resulting in ceiling test write-downs;

•	lower prices realized on oil and natural gas sales and collateral required to secure hedging liabilities resulting from our commodities price risk management activities;

•	the negative effect lower oil and gas prices could have on our ability to borrow;

•	drilling and operating risks;

•	adverse effects of governmental and environmental regulation; and

•	losses possible from pending or future litigation.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Exchange. We urge you to carefully review and consider the disclosures made in this Offer to Exchange and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

ANNEX A

CHESAPEAKE ENERGY CORPORATION

LETTER OF TRANSMITTAL

Offer To Exchange

Shares of Common Stock

For

Each Outstanding Share of

5.00% Cumulative Convertible Preferred Stock (Series 2005)

(CUSIP Nos. 165167867 and 165167859)

Pursuant to the Offer to Exchange dated October 23, 2007

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 20, 2007 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Exchange Agent for the Exchange Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail:	By Overnight Courier:
Computershare c/o Chesapeake Exchange Offer Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Chesapeake Exchange Offer Corporate Actions Voluntary Offer 250 Royall Street Canton, MA 02021

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING SHARES OF 5.00% CUMULATIVE CONVERTIBLE PREFERRED STOCK (SERIES 2005) FOR SHARES OF THE COMPANY’S COMMON STOCK PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) SHARES TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the Offer to Exchange, dated October 23, 2007 (the “Offer to Exchange”), of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for each validly tendered and accepted share of 5.00% Cumulative Convertible Preferred Stock (Series 2005) (the “Preferred Stock”). The number of shares of Common Stock to be exchanged for each share of Preferred Stock (the “Exchange Ratio”) will be fixed after 5:00 p.m. New York City time on November 16, 2007 (the “Pricing Date”), on the basis of the applicable pricing formula set forth in the Offer to Exchange, and announced prior to the opening of trading on November 19, 2007. The Exchange Ratio will be subject to a maximum of 4.3903 shares of common stock and a minimum of 4.0872 shares of common stock per share of Preferred Stock.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall give notice of any extension by giving written notice to the Exchange Agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. The term “business day” shall mean any day that is not a Saturday, Sunday or a federal holiday.

Tender of shares of Preferred Stock is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Exchange in the section entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your shares of Preferred Stock in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your shares of Preferred Stock; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender outstanding shares of Preferred Stock, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering shares of Preferred Stock in the Exchange Offer, you acknowledge receipt of the Offer to Exchange and this Letter of Transmittal.

2. By tendering shares of Preferred Stock in the Exchange Offer, you represent and warrant that you have the full power and authority to tender, exchange, assign and transfer the shares of Preferred Stock tendered hereby and to acquire the exchange consideration issuable upon the exchange of such tendered shares of Preferred Stock, and will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the shares of Preferred Stock tendered hereby.

3. For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered shares of Preferred Stock when, as and if the Company gives oral or written notice thereof to the Exchange Agent. Any tendered shares of Preferred Stock that are not accepted for exchange pursuant to the Exchange Offer for any reason will be credited to the appropriate account maintained by DTC.

4. All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the holder, and every obligation of the holder under this Letter of Transmittal shall be binding upon the holder’s heirs, personal representatives, successors and assigns.

5. You understand and acknowledge that the acceptance of properly tendered shares of Preferred Stock by the Company pursuant to the procedures described in the section of the Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock” and in the instructions hereto will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Exchange Offer.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of shares of Preferred Stock tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an Agent’s Message (as defined in the Offer to Exchange), and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 12:00 midnight, New York City time, on the Expiration Date.

2. Partial Tenders

The entire number of shares of Preferred Stock delivered to the Exchange Agent’s account at DTC will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire number of shares of Preferred Stock is not tendered, then the number of shares of Preferred Stock not tendered and the number of shares of Common Stock equal to the Exchange Ratio issued in exchange for any shares of Preferred Stock accepted for exchange will be delivered to the holder via the facilities of DTC promptly after the shares of Preferred Stock are accepted for exchange.

3. Fractional Shares

Fractional shares of Common Stock will not be issued in the Exchange Offer. Instead, in lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), the Company will pay holders participating in the Exchange Offer cash in an amount equal to the fraction of a share multiplied by the closing price per share of our Common Stock on the New York Stock Exchange on the last business day immediately preceding the Expiration Date (the “applicable market value”). The applicable market value of our Common Stock shall be determined by reference to the applicable Bloomberg Financial Markets page or any successor or replacement page. If our Common Stock is not listed on the New York Stock Exchange on any such date, the applicable market value of our Common Stock shall be determined by reference to the Bloomberg Financial Markets page that reports such information with respect to our Common Stock for the national or regional securities exchange or the over-the-counter market that is the primary market for the trading of our Common Stock. If such information is not available on any Bloomberg page, the applicable market value shall be the last quoted bid price for our Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the applicable market value shall be the market value of our Common Stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

4. Validity of Tenders

The Company will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered shares of Preferred Stock. The Company reserves the absolute right to reject any and all shares of Preferred Stock not properly tendered or any shares of Preferred Stock the acceptance for exchange of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities of tender of any shares of Preferred Stock. The interpretation of the terms and conditions by the Company of the Exchange Offer (which includes this Letter of Transmittal and the instructions hereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of shares of Preferred Stock, neither the Company, the Exchange Agent, nor any other person shall have any duty or will incur any liability for failure to give such notification. Tenders of shares of Preferred Stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, via the facilities of DTC, as soon as practicable following the Expiration Date.

5. Waiver of Conditions

The Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Offer to Exchange or in this Letter of Transmittal.

6. No Conditional Tender

No alternative, conditional, irregular or contingent tender of shares of Preferred Stock will be accepted.

7. Request for Assistance or Additional Copies

Requests for assistance or for additional copies of the Offer to Exchange or this Letter of Transmittal may be directed to the information agent, Georgeson Inc. at (888) 605-8334. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

8. Withdrawal

Tenders may be withdrawn only in the manner described in the section of the Offer to Exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

9. Guarantee of Late Delivery

Shareholders who cannot complete the procedure for delivery by book-entry transfer on a timely basis may tender their shares of Preferred Stock pursuant to the guaranteed delivery procedure described in the Offer to Exchange in the section entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.” Pursuant to such procedure: (a) such tender must be made by DTC; (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, must be received by the Exchange Agent prior to the Expiration Date; and (c) a book-entry confirmation together with an agent’s message are received by the Exchange Agent within three trading days after the date of execution of the notice of guaranteed delivery.

10. Backup United States Federal Income Tax Withholding and Substitute Form W-9

Under the U.S. federal income tax laws, payments that may be made by the Company on account of consideration issued pursuant to the Exchange Offer may be subject to backup withholding at the rate of 28%. In order to avoid such backup withholding, each tendering holder should complete and sign the Substitute Form W-9 and either (a) provide the correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct, that the holder is a U.S. person, and that (1) the holder has not been notified by the U.S. Internal Revenue Service (the “IRS”) that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (2) the IRS has notified the holder that the holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If the tendering holder has not been issued a TIN and has applied for one, or intends to apply for one in the near future, such holder should write “Applied For” in the space provided for the TIN in Part I of the Substitute Form W-9, sign and date the Substitute Form W-9 and sign the Certificate of Awaiting Taxpayer Identification Number. If “Applied For” is written in Part I, the Company shall retain 28% of payments made to the tendering holder during the 60-day period following the date of the Substitute Form W-9. If the holder furnishes his, her or its TIN within 60 days after the date of the Substitute Form W-9, the Company shall remit such amounts retained during the 60-day period to the holder and no further amounts shall be retained or withheld from payments made to the holder thereafter. If, however, the holder has not provided the Exchange Agent or the Company with his, her or its TIN within such 60-day period, the Company shall remit such previously retained amounts to the IRS as backup withholding. In general, if a holder is an individual, the TIN is the social security number of such individual. If the Exchange Agent or the Company are not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the IRS.

Certain holders are not subject to these backup withholding and reporting requirements. Generally, in order for an individual holder who is not a U.S. citizen or resident to qualify as an exempt recipient, such holder must submit a statement (generally, IRS Form W-8BEN), signed under penalty of perjury, attesting to that individual’s foreign status. Such statements can be obtained from the Exchange Agent. Failure to complete the Substitute Form W-9 will not, by itself, cause shares of Preferred Stock to be deemed invalidly tendered, but may require the Company to withhold 28% of the amount of any payments made on account of the consideration issued in the Exchange Offer. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the taxpayer furnishes the proper information.

See the attached “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more information.

IMPORTANT: By using the ATOP procedures to tender shares of Preferred Stock, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)

PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW

Name

Business Name

Please check appropriate box

☐ Individual/Sole Proprietor ☐ Corporation

☐ Partnership    ☐ Other

Address

City, State, Zip Code

Part I—Social Security Number OR Employer Identification Number (If awaiting TIN, write “Applied For”) Part II—For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, check the Exempt box below, and complete the Substitute Form W-9. Exempt ☐

Certification—Under penalties of perjury, I certify that: (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien) Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item (2) does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

SIGNATURE:	DATE:

NOTE:	IF YOU ARE A UNITED STATES HOLDER, FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number.

SIGNATURE:	DATE:

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of:	For this type of account:	Give the EMPLOYER IDENTIFICATION number of:

1. An individual’s account	The individual	6. A valid trust, estate, or pension trust	The legal entity(4)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	7. Corporate or LLC electing corporate status on Form 8832	The corporation

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	8. Association, club, religious, charitable or educational or other tax-exempt organization	The organization

4. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	9. Partnership or multi-member LLC	The partnership

b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	10. A broker or registered nominee	The broker or nominee

5. Sole proprietorship or single-owner LLC	The owner(3)	11. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or, if you have one, your employer identification number.
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. You may also obtain Form SS-4 by calling the IRS at 1-800-TAX-FORM.

If you do not have a TIN, but have applied for one, write “Applied For” in the space for the TIN, complete the Certificate of Awaiting Taxpayer Identification Number, sign and date the form and return it to the Exchange Agent.

Payees Exempt From Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a), an individual retirement account or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

•	The United States or any agency or instrumentality thereof.

•	A state, the District of Columbia, a possession of the United States or any political subdivision or agency or instrumentality thereof.

•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•	An international organization or any agency or instrumentality thereof.

Payees specifically exempted from backup withholding on interest and dividend payments include the following:

•	A corporation.

•	A financial institution.

•	A registered dealer in securities or commodities registered in the U.S., the District of Columbia, or a possession of the U.S.

•	A real estate investment trust.

•	A common trust fund operated by a bank under section 584(a).

•	An exempt charitable remainder trust, or a non-exempt trust described in section 4947.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank issue.

•	A middleman known in the investment community as a nominee or custodian.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•

Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•	Payments described in section 6049(b)(5) to non-resident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THE SUBSTITUTE FORM W-9 WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. CHECK THE BOX MARKED “EXEMPT” IN PART II OF THE FORM AND RETURN IT TO THE PAYER.

Certain payments other than dividends that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A(a), 6045, 6050A, 6050N and the regulations thereunder.

Privacy Act Notice.—You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply. Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION

CONTACT YOUR TAX CONSULTANT OR

THE INTERNAL REVENUE SERVICE

ANNEX B

NOTICE OF GUARANTEED DELIVERY

FOR EXCHANGE OF SHARES OF

5.00% CUMULATIVE CONVERTIBLE PREFERRED STOCK

(SERIES 2005)

OF

CHESAPEAKE ENERGY CORPORATION

PURSUANT TO THE OFFER TO EXCHANGE

DATED OCTOBER 23, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON NOVEMBER 20, 2007, UNLESS THE OFFER IS EXTENDED.

This Notice of Guaranteed Delivery, or a form substantially equivalent hereto, must be used to accept the Offer (as defined below) if the procedure for book-entry transfer cannot be completed on a timely basis prior to the Expiration Date (as defined in the Offer to Exchange). This form may be transmitted by manually signed facsimile transmission or mailed to Computershare Trust Company, N.A. (the “Exchange Agent”).

The Exchange Agent for the Offer is:

Computershare Trust Company, N.A.

By Mail: Computershare c/o Chesapeake Exchange Offer Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Chesapeake Exchange Offer Corporate Actions Voluntary Offer 250 Royall Street Canton, MA 02021

By Manually Signed Facsimile Transmission:

(for Eligible Institutions only)

(617) 360-6810

Confirm Facsimile By Telephone:

(781) 575-2332

Delivery of this Notice of Guaranteed Delivery to an address other than the one set forth above or transmission of instructions via facsimile to a number other than the facsimile number set forth above will not constitute a valid delivery to the Exchange Agent.

The Eligible Institution that completes this form must communicate the guarantee to the Exchange Agent within the time period shown herein. Failure to do so could result in a financial loss to such Eligible Institution.

THE GUARANTEE ON THE REVERSE SIDE MUST BE COMPLETED.

Ladies and Gentlemen:

The undersigned represents that the undersigned owns and hereby tenders to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated October 23, 2007 (the “Offer to Exchange”), and the related letter of transmittal and instructions thereto (which, as they may be amended or supplemented from time to time, together constitute the “Offer”), receipt of which is hereby acknowledged, the number of shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005), set forth below, all pursuant to the guaranteed delivery procedures set forth in the Offer to Exchange.

Number of Shares:

Account Number:

Dated: , 2007

Name(s) of Record Holder(s):
(Please Type or Print)

Address(es):

Zip Code:

GUARANTEE

(Not to be used for signature guarantee)

The undersigned, a firm that is a participant in the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended), hereby guarantees to deliver to the Exchange Agent shares of Chesapeake Energy Corporation’s 5.00% Cumulative Convertible Preferred Stock (Series 2005) pursuant to the procedure for book-entry transfer into the Exchange Agent’s account at The Depository Trust Company (“DTC”), with an agent’s message, all within three trading days after the date hereof.

The eligible guarantor institution that completes this form must communicate the guarantee to the Exchange Agent and must deliver the letter of transmittal to the Exchange Agent within the time period indicated herein. Failure to do so may result in financial loss to such eligible guarantor institution.

Name of Firm:

Authorized Signature:

Name:

(Please Print or Type)

Title:

Address:

Zip Code:

Area Code and Telephone Number(s):

Dated: , 2007

The Exchange Agent for the Exchange Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

BY MAIL:	BY OVERNIGHT COURIER:
Computershare c/o Chesapeake Exchange Offer Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Chesapeake Exchange Offer Corporate Actions Voluntary Offer 250 Royall Street Canton, MA 02021

The Information Agent for the Exchange Offer is:

Georgeson Inc.

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers call: (212) 440-9800

Toll free: (888) 605-8334

Additional copies of this Offer to Exchange, the letter of transmittal or other tender offer materials may be obtained from the information agent or the exchange agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the information agent or the exchange agent.